                                                                     EXHIBIT 2.1

                                                                           FINAL

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                KCS ENERGY, INC.,

                          PETROHAWK ENERGY CORPORATION,

                                       AND

                              HAWK NEST CORPORATION

                                 APRIL 20, 2006

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1 THE MERGER.....................................................     2
   Section 1.1    The Merger.............................................     2
   Section 1.2    Effective Time.........................................     2
   Section 1.3    Upstream Merger........................................     2
   Section 1.4    Closing................................................     2
   Section 1.5    Certificate of Incorporation; Bylaws...................     3
   Section 1.6    Directors and Officers of the Surviving Corporation;
                  Assets, Liabilities, Reserves and Accounts.............     3
   Section 1.7    Effect on Capital Stock................................     4
   Section 1.8    Stock Options, Restricted Stock and Performance Stock
                  Awards.................................................     5
   Section 1.9    Dissenting Shares......................................     7

ARTICLE 2 EXCHANGE OF CERTIFICATES.......................................     8
   Section 2.1    Exchange of Certificates...............................     8
   Section 2.2    Stock Transfer Books...................................    11
   Section 2.3    Further Assurances.....................................    11

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................    12
   Section 3.1    Organization...........................................    12
   Section 3.2    Capitalization.........................................    12
   Section 3.3    Authorization; Validity of Agreement...................    14
   Section 3.4    No Violations; Consents and Approvals..................    15
   Section 3.5    SEC Reports and Financial Statements...................    16
   Section 3.6    Absence of Certain Changes.............................    17
   Section 3.7    Absence of Undisclosed Liabilities.....................    18
   Section 3.8    Proxy Statement; Form S-4; Merger Documents............    19
   Section 3.9    Company Employee Benefit Plans; ERISA..................    19
   Section 3.10   Litigation; Compliance with Law........................    22
   Section 3.11   Intellectual Property..................................    23
   Section 3.12   Material Contracts.....................................    24
   Section 3.13   Taxes..................................................    25
   Section 3.14   Environmental Matters..................................    27
   Section 3.15   Company Real Property; Operating Equipment.............    28
   Section 3.16   Insurance..............................................    29
   Section 3.17   Labor Matters..........................................    29
   Section 3.18   Affiliate Transactions.................................    30
   Section 3.19   Derivative Transactions and Hedging....................    30
   Section 3.20   Disclosure Controls and Procedures.....................    31
   Section 3.21   Oil and Gas............................................    32
   Section 3.22   Investment Company.....................................    33
   Section 3.23   Recommendation of Company Board of Directors; Opinion
                  of Financial Advisor...................................    33
   Section 3.24   Required Vote by Company Stockholders..................    34

   Section 3.25   Brokers................................................    34
   Section 3.26   Tax Matters............................................    34
   Section 3.27   No Other Representations or Warranties.................    38

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.........    38
   Section 4.1    Organization...........................................    38
   Section 4.2    Capitalization.........................................    39
   Section 4.3    Authorization; Validity of Agreement...................    40
   Section 4.4    No Violations; Consents and Approvals..................    40
   Section 4.5    SEC Reports and Financial Statements...................    41
   Section 4.6    Absence of Certain Changes.............................    42
   Section 4.7    Absence of Undisclosed Liabilities.....................    44
   Section 4.8    Proxy Statement; Form S-4; Merger Documents............    44
   Section 4.9    Parent Employee Benefit Plans; ERISA...................    44
   Section 4.10   Litigation; Compliance with Law........................    47
   Section 4.11   Intellectual Property..................................    48
   Section 4.12   Material Contracts.....................................    48
   Section 4.13   Taxes..................................................    50
   Section 4.14   Environmental Matters..................................    52
   Section 4.15   Parent Real Property; Operating Equipment..............    53
   Section 4.16   Insurance..............................................    54
   Section 4.17   Labor Matters..........................................    54
   Section 4.18   Affiliate Transactions.................................    54
   Section 4.19   Derivative Transactions and Hedging....................    55
   Section 4.20   Disclosure Controls and Procedures.....................    55
   Section 4.21   Oil and Gas............................................    56
   Section 4.22   Investment Company.....................................    57
   Section 4.23   Interim Operations of Purchaser........................    57
   Section 4.24   Required Vote by Parent Stockholders...................    57
   Section 4.25   Recommendation of Parent Board of Directors; Opinion of
                  Financial Advisor......................................    58
   Section 4.26   Brokers................................................    58
   Section 4.27   Tax Matters............................................    58
   Section 4.28   No Other Representations or Warranties.................    62

ARTICLE 5 COVENANTS......................................................    62
   Section 5.1    Interim Operations of the Company......................    62
   Section 5.2    Interim Operations of Parent...........................    66
   Section 5.3    Acquisition Proposals..................................    69
   Section 5.4    Access to Information and Properties...................    72
   Section 5.5    Further Action; Reasonable Best Efforts................    74
   Section 5.6    Proxy Statement; Form S-4; Stockholders' Meeting.......    75
   Section 5.7    Notification of Certain Matters........................    76
   Section 5.8    Directors' and Officers' Insurance and
                  Indemnification........................................    77
   Section 5.9    Publicity..............................................    78
   Section 5.10   Stock Exchange Listing.................................    78

   Section 5.11   Employee Benefits......................................    78
   Section 5.12   Appointment of Directors...............................    81
   Section 5.13   Certain Tax Matters....................................    81
   Section 5.14   Agreements of Rule 145 Affiliates......................    82
   Section 5.15   Acquisition Right......................................    82

ARTICLE 6 CONDITIONS.....................................................    84
   Section 6.1    Conditions to Each Party's Obligation To Effect the
                  Merger.................................................    84
   Section 6.2    Conditions to the Obligation of the Company to Effect
                  the Merger.............................................    84
   Section 6.3    Conditions to Obligations of Parent and Purchaser to
                  Effect the Merger......................................    86

ARTICLE 7 TERMINATION....................................................    88
   Section 7.1    Termination............................................    88
   Section 7.2    Effect of Termination..................................    90

ARTICLE 8 MISCELLANEOUS..................................................    90
   Section 8.1    Fees and Expenses......................................    90
   Section 8.2    Amendment; Waiver......................................    91
   Section 8.3    Survival...............................................    91
   Section 8.4    Notices................................................    91
   Section 8.5    Interpretation.........................................    92
   Section 8.6    Headings; Schedules....................................    93
   Section 8.7    Counterparts...........................................    93
   Section 8.8    Entire Agreement.......................................    93
   Section 8.9    Severability...........................................    93
   Section 8.10   Governing Law; Jurisdiction............................    94
   Section 8.11   Assignment.............................................    94
   Section 8.12   Parties in Interest....................................    94
   Section 8.13   Specific Performance...................................    94
   Section 8.14   Definitions............................................    95

Exhibits:
Exhibit A   -   Plan of Merger (Upstream Merger)
Exhibit B   -   Certificate of Merger (Upstream Merger)
Exhibit C   -   Company Rule 145 Agreement
Exhibit D   -   Registration Rights Agreement

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of April 20, 2006, is by and among KCS Energy, Inc., a Delaware corporation (the "Company"), Petrohawk Energy Corporation, a Delaware corporation ("Parent"), and Hawk Nest Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Purchaser").

     WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and the merger of the Purchaser with and into the Company (the "Acquisition Merger" or the "Merger") and the immediately subsequent merger of the Company with and into Parent (the "Upstream Merger"), upon the terms and subject to the conditions of this Agreement and in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL");

     WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is fair to, and in the best interests of, their respective stockholders;

     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Company have entered into voting agreements with each of Floyd C. Wilson, Stephen W. Herod, Shane M. Bayless, Larry L. Helm, Richard K. Stoneburner, James W. Christmas, William N. Hahne, Harry Lee Stout, and Joseph
T. Leary, under which such parties have among other things agreed to support the Merger upon the terms and conditions set forth therein (the "Voting Agreements").

     WHEREAS, concurrently with the execution and delivery of this Agreement, Company has delivered to the Parent Non-Solicitation Agreements executed by James W. Christmas, William N. Hahne, Harry Lee Stout, Joseph T. Leary and Frederick Dwyer (the "Non-Solicitation Agreements");

     WHEREAS for U.S. federal income Tax purposes, Parent, Purchaser and the Company intend that (a) the Acquisition Merger and the Upstream Merger shall be treated as a single integrated transaction (together, the "Integrated Transaction") that will qualify as a reorganization within the meaning of
Section 368(a) of the Code, (b) this Agreement and the Upstream Merger Agreement will together constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and (c) Parent and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and

     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Upstream Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.1 THE MERGER. Upon the terms and subject to conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company. At the Effective Time, the separate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effect as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all the obligations, duties, debts and liabilities of the Company and Purchaser shall be the obligations, duties, debts and liabilities of the Surviving Corporation. Immediately after the Effective Time, Parent and the Surviving Corporation shall take all action necessary to consummate the Upstream Merger.

     SECTION 1.2 EFFECTIVE TIME. Upon the terms and subject to the conditions of this Agreement, as promptly as practicable after the Closing and on the Closing Date, Purchaser and the Company will cause a certificate of merger (the "Certificate of Merger") to be duly prepared, executed, acknowledged and filed with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date and at the time when the Certificate of Merger has been duly filed with the Secretary of State or, subject to the DGCL, such other time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

     SECTION 1.3 UPSTREAM MERGER. Immediately following the Effective Time, Parent shall cause the Upstream Merger to occur. There shall be no condition to the completion of the Upstream Merger other than the completion of the Acquisition Merger. Nothing contained in any agreement, certificate, filing or other document related to the Upstream Merger shall in any way alter, change or amend the provisions of this Agreement, and such agreements, certificates, filings or other documents shall be consistent in all respects with this Agreement. The plan of merger and the certificate of merger to be used in connection with the Upstream Merger shall be substantially in the form attached hereto as Exhibit A and Exhibit B, respectively (collectively, the "Certificate of Upstream Merger"). After the Second Effective Time, references to "Surviving Corporation" in this Agreement shall be deemed to refer to Parent.

     SECTION 1.4 CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article 6, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Houston time, on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver (by the party entitled to waive the condition) of all of the conditions set forth in Article 6 (except for those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) (the "Closing Date"), at the offices of Thompson & Knight, LLP, 333 Clay Street, Suite 3300, Houston, Texas 77002, unless another time, date and/or place is agreed to in writing by the parties hereto.

     SECTION 1.5 CERTIFICATE OF INCORPORATION; BYLAWS.

     (a) Pursuant to the Merger, (a) the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, and (b) the Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

     (b) Prior to the Effective Time, Parent shall have filed with the Secretary of State of the State of Delaware a revised certificate of incorporation to increase the authorized number of shares of Parent Common Stock in an amount necessary to effectuate all the transactions contemplated under this Agreement; provided, that, the number of authorized shares shall be increased to 300,000,000.

     (c) Pursuant to the Upstream Merger, (a) the Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation as of and after the Second Effective Time until thereafter changed or amended as provided therein or by applicable Law, and (b) the Bylaws of Parent, as in effect immediately prior to the Second Effective Time, shall be the Bylaws of the Surviving Corporation as of and after the Second Effective Time until thereafter changed or amended as provided therein or by applicable Law.

     (d) As of the Effective Time, Parent's Board of Directors shall cause Floyd
C. Wilson to continue to be designated as Chairman of the Board, President and Chief Executive Officer of Parent and shall cause James W. Christmas to be designated as Vice Chairman of the Board of Parent, to serve until their respective successors are duly elected and qualified or until his earlier death, resignation or removal in accordance with the Parent's certificate of incorporation and bylaws.

     SECTION 1.6 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION; ASSETS, LIABILITIES, RESERVES AND ACCOUNTS.

     (a) DIRECTORS. The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. Subject to the terms and conditions set forth in Section 5.12 of this Agreement, the directors of Parent immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     (b) OFFICERS. The officers of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Parent immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     (c) ASSETS, LIABILITIES, RESERVES AND ACCOUNTS. At the Effective Time, the assets, liabilities, reserves and accounts of each of the Purchaser and the Company shall be taken up on the books of the Surviving Corporation at the amounts at which they respectively shall be carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth on this Agreement and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

     SECTION 1.7 EFFECT ON CAPITAL STOCK.

     (a) At the Effective Time, subject to the other provisions of this Article 1 and Section 2.1, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Parent, Purchaser or the Company or any of their respective Subsidiaries and except for any Dissenting Shares and any shares of Company Common Stock constituting Company Stock Awards (as defined in
Section 1.8(b) granted pursuant to the Company Option Plans which are converted pursuant to Section 1.8(b) hereof) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive the following consideration (the "Merger Consideration"): the combination of (x) $9.00 (the "Per Share Cash Consideration") and (y) 1.65 shares of validly issued, fully paid and non-assessable shares of Parent Common Stock (the "Per Share Stock Consideration" or the "Exchange Ratio"), subject to adjustment in accordance with Section 1.7(c).

     (b) All of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article 1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.1(c), and
(iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.1(e).

     (c) If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Per Share Stock Consideration.

     (d) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Parent, Purchaser or the Company or any of their respective Subsidiaries shall be cancelled and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries shall become authorized unissued stock of Parent.

     (e) Each issued and outstanding share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     SECTION 1.8 STOCK OPTIONS, RESTRICTED STOCK AND PERFORMANCE STOCK AWARDS.

     (a) At the Effective Time, subject to the immediately succeeding sentence, each option granted by the Company to purchase shares of Company Common Stock (each, a "Company Option") which was granted pursuant to any stock option, purchase or award plan, program or arrangement of the Company as set forth on
Section 3.2 of the Company Disclosure Letter (collectively, the "Company Option Plans"), that is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock, and Parent shall assume each such Company Option (hereafter, "Assumed Option") subject to the terms of the applicable Company Option Plan and the agreement evidencing the grant thereunder of such Assumed Option; provided, however, that the (i) the number of shares of Parent Common Stock purchasable upon such exercise of such Assumed Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Company Option immediately prior to the Effective Time multiplied by the Stock Option Exchange Ratio, and rounded down to the nearest whole share, and (ii) the per share exercise price under such Assumed Option shall be adjusted by dividing the per share exercise price under such Company Option immediately prior to the Effective Time by the Stock Option Exchange Ratio, and rounding up to the nearest whole cent. For purposes of this Section 1.8, the "Stock Option Exchange Ratio" shall mean the sum of (i) the Exchange Ratio plus (ii) the result obtained from dividing the Per Share Cash Consideration by the average of the closing sale prices per share of Parent Common Stock on Nasdaq as reported by The Wall Street Journal for the five last trading days immediately preceding the Closing Date. Any provision of this Agreement to the contrary notwithstanding, (i) in the case of any Assumed Option, the exercise price, the number of shares of Parent Common Stock purchasable pursuant to such Assumed Option and the terms and conditions of exercise of such options shall be determined in a manner that complies with
Section 424(a) of the Code and the regulations thereunder, and (ii) other than to the extent that the Company is contractually obligated (including pursuant to the terms of any Company Option Plan) to accelerate the vesting of any Company Option, no Company Option shall have accelerated vesting by virtue of the transactions contemplated under this Agreement (whether alone or in conjunction with any other event). Following the Effective Time, no holder of a Company Option shall have any right to receive any shares of Company Common Stock in respect of such option. Rights to acquire shares of restricted stock pursuant to the Company's Star Program shall be considered performance stock awards rather than Company Options and shall be governed by Section 1.8(c) below.

     (b) At the Effective Time, each share of restricted stock (each, a "Company Stock Award") which was issued pursuant to any Company Option Plans prior to the Effective Time, including Company Stock Awards under the Star Program, shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchanged for the right to receive restricted shares of Parent Common Stock (i) equal to the number of shares of Company Common Stock that were included in such Company Stock Award immediately prior to the Effective Time multiplied by the Stock Option Exchange Ratio, and rounded down to the nearest whole share, and (ii) otherwise subject to the terms of the applicable Company Option Plan, the Star Program if applicable, and the agreement or other document evidencing the grant of the Company Stock Award. Any provision of this Agreement to the contrary notwithstanding, (i) in the case of any Company Stock Award, the number of shares of Parent Common Stock held pursuant to such Company Stock Award and the terms and conditions of vesting of such stock award shall be determined in a manner that complies with Section 424(a) of the Code and the regulations thereunder and (ii) other than to the extent the Company is contractually obligated (including pursuant to the terms of any Company Option Plan) to terminate the restricted period applicable to such Company Stock Award, to accelerate the vesting period applicable to such Company Stock Award or to lift any restrictions with respect to any such Company Stock Award, the restricted period shall not be terminated, the vesting period shall not be accelerated and no restrictions shall be lifted with respect to any such Award by virtue of the transactions contemplated under this Agreement (whether alone or in conjunction with any other event). Following the Effective Time, no holder of a Company Stock Award or other compensatory award shall have any right to receive shares of Company Common Stock in respect of such award.

     (c) At the Effective Time, each performance stock award under the Company's Star Program (each, a "Performance Stock Award") shall cease to represent a right to receive shares of Company Common Stock, and Parent shall assume each such Performance Stock Award outstanding immediately prior to the Effective Time (hereafter "Assumed Performance Award") subject to the terms of the applicable Company Option Plan and the agreement or other document evidencing the grant thereunder of such Performance Stock Award; provided, however, that the number of shares of Parent Common Stock issuable pursuant to such Performance Stock Award shall be equal to the number of shares of Company Common Stock that were included in such Performance Stock Award immediately prior to the Effective Time multiplied by the Stock Option Exchange Ratio, and rounded down to the nearest whole share; and provided further, it is acknowledged that after the Effective Time, Parent's compensation committee (or its Board of Directors or other appropriate committee thereof) in accordance with and subject to the existing provisions of the applicable Company Plan or the Company's Star Program and
Section 5.11(h) of this Agreement shall have the right to make such adjustments to such Plan and the Company's Star Program as it deems advisable in its sole discretion. Any provision of this Agreement to the contrary notwithstanding, (i) in the case of any Assumed Performance Award, the number of shares of Parent Common Stock deliverable pursuant to such Assumed Performance Award and the terms and conditions of vesting of such stock award shall be determined in a manner that complies with Section 424(a) of the Code and the regulations thereunder and (ii) other than to the extent that the Company is contractually obligated (including pursuant to the terms of any Company Option Plan) to accelerate the vesting of any Company Performance Award, no Company Performance Award shall have accelerated vesting by virtue of the transactions contemplated under this Agreement (whether alone or in conjunction with any other event). Following the Effective Time, no holder of a Company Performance Award or other compensatory award shall have any right to receive shares of Company Common Stock in respect of such award.

     (d) The Company (or its Board of Directors or the appropriate committee thereof, or the President of the Company, if applicable) shall (i) make any amendments to the terms of the Company Option Plans (including the Company's Star Program), take all corporate action necessary for the adjustment of Company Options, Performance Stock Awards and Company Stock Awards, and take any other actions necessary or appropriate to give effect to the transactions contemplated by this Section 1.8, and (ii) shall take all reasonable actions necessary to ensure that from and after the Effective Time, (x) neither Parent nor the Surviving Corporation will be required to deliver any shares of the capital stock of the Company or any of its Subsidiaries to any Person pursuant to or in settlement of Company Options, Performance Stock Awards or Company Stock Awards after the Effective Time, and (y) other than as set forth in this Section 1.8, the Surviving Corporation will not be bound by any options, rights, awards or other arrangements which would entitle any Person, other than Parent or Purchaser, to beneficially own shares of the Surviving Corporation or Parent or receive any payments in respect of such options, rights, awards or arrangements.

     (e) Not later than three (3) business days after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering all the shares of Parent Common Stock subject to the Assumed Options, Company Stock Awards and the Performance Stock Awards, and such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Assumed Option, Company Stock Awards or Performance Stock Awards remains outstanding. Prior to the Effective Time, Parent shall take such actions necessary to effectuate the transactions contemplated by this Section 1.8, including reservation of sufficient shares of Parent Common Stock to satisfy the obligations under Company Options and Performance Stock Awards.

     SECTION 1.9 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (each, a "Dissenting Share"), if any, such share will not be converted into, or represent the right to receive, the Merger Consideration. Such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws his demand for appraisal of such Dissenting Shares or lost his right to appraisal and payment for his shares of Company Common Stock under Section 262 of the DGCL, (ii) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock, and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares, and each such share of Company Common Stock shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of Parent.

                                   ARTICLE 2

                            EXCHANGE OF CERTIFICATES

     SECTION 2.1 EXCHANGE OF CERTIFICATES.

     (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, sufficient cash and certificates representing shares of Parent Common Stock to make pursuant to this
Article 2 all deliveries of cash and Parent Common Stock as is required by
Article 1. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.1(c) and to make payments in lieu of fractional shares pursuant to Section 2.1(e). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 2.1(c) and 2.1(e), the Exchange Fund shall not be used for any other purpose. Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 2.1(e) and any dividends or other distributions in accordance with Section 2.1(c)) shall hereinafter be referred to as the "Exchange Fund."

     (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than certificates representing Company Stock Awards which shall be converted into shares of Parent Common Stock in accordance with Section 1.8 hereto) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form and subject to the reasonable approval of the Company prior to the Effective Time) and (ii) instructions for its use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 1.7 (after taking into account all shares of Company Common Stock previously represented by all Certificates then held by such holder) and
(B) a check in the amount equal to the cash portion of the Merger Consideration, if any, that such holder has the right to receive pursuant to Section 1.7 and this Article 2, including cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.1(e) and dividends and other distributions pursuant to
Section 2.1(c). No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.1, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.1(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.1(c).

     (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF PARENT COMMON STOCK. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder until such holder shall surrender such Certificate in accordance with this Section 2.1. Following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such shares of Parent Common Stock were issued and outstanding as of the Effective Time.

     (d) FURTHER RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms hereof (including any payments made pursuant to Section 2.1(c) or Section 2.1(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.

     (e) FRACTIONAL SHARES. No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights as a holder of any shares of Parent Common Stock.

     Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) the average of the closing sale prices per share of Parent Common Stock on Nasdaq as reported by The Wall Street Journal for the five trading days immediately preceding the Closing Date and (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.7. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall, or shall cause the Surviving Corporation to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

     (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent upon demand and, from and after such delivery to Parent, any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent, as a general creditor thereof, for the Merger Consideration payable in respect of such shares of Company Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.1(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.1(c), in each case, without any interest thereon.

     (g) NO LIABILITY. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

     (h) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.1(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.1(c), in each case, without any interest thereon.

     (i) WITHHOLDING. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

     (j) SHARES HELD BY COMPANY AFFILIATES. Anything to the contrary herein notwithstanding, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any "affiliate" of Company (as identified in Section 2.1(j) of the Company Disclosure Letter) until such Person shall have delivered to Parent duly executed letters as contemplated in
Section 5.14 hereto.

     (k) INVESTMENT OF CASH BY THE EXCHANGE AGENT; RETURN OF CERTAIN FUNDS. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, that, no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Company stockholders pursuant to the other provisions of this Article 2. Any interest and other income resulting from such investments shall promptly be paid to Parent. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.1 to pay for shares of Company Common Stock for which appraisal rights shall have been perfected shall be returned to Parent upon demand. The Exchange Fund shall be invested by the Exchange Agent as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500 million.

     SECTION 2.2 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.1(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.1(c), in each case without any interest thereon.

     SECTION 2.3 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Parent or the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Parent or the Company, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent or the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure letter delivered by the Company to Parent at or prior to the execution and delivery of this Agreement (the "Company Disclosure Letter") (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein), the Company represents and warrants to Parent and Purchaser as follows:

     SECTION 3.1 ORGANIZATION.

     (a) Each of the Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

     (b) Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required, except where the failure to be so qualified or licensed individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

     (c) The Company has previously delivered to Parent a complete and correct copy of each of its certificate of incorporation and bylaws in each case as amended (if so amended) to the date of this Agreement, and has made available the certificate of incorporation, bylaws or other organizational documents of each of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or similar governing documents.

     (d) Section 3.1(d) of the Company Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation or organization. The respective certificates or articles of incorporation and bylaws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries in any material respect. None of the Subsidiaries of the Company owns any equity interest in any Person other than as set forth on the Company Disclosure Letter.

     SECTION 3.2 CAPITALIZATION.

     (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 75,000,000 shares of the common stock of the Company, par value $0.01 per share (the "Company Common Stock") and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of the close of business on April 17, 2006 (the "Cut-off Time"), (i) 50,535,069 shares of Company Common Stock were issued and outstanding, (ii) 3,338,886 shares of Company Common Stock were authorized for issuance pursuant to the Company Option Plans; (iii) 748,526 shares were authorized for issuance under the Company Employee Stock Purchase Plan; (iv) 601,596 shares were authorized for issuance under the Company 401(k) Plan; (v) no shares of Company Preferred Stock were outstanding, and (vi) no shares of Company Common Stock were reserved for issuance other than those to be issued under the Company Stock Purchase Plan or Company 401(k) Plan or upon the exercise of awards under the Company Option Plans. As of the Cut-off Time, (i) 1,127,751 shares of Company Common Stock are subject to outstanding Company Options, (ii) 103,152 shares of Company Common Stock are issuable pursuant to awards under the Company's Star Program, and (iii) 543,939 shares of Company Common Stock are restricted shares of Company Common Stock. From the Cut-off Time to the date of this Agreement, (i) no additional shares of Company Common Stock have been issued (other than pursuant to Company Options, Performance Stock Awards or Company Stock Awards which were outstanding as of the Cut-off Time and are disclosed in Section 3.2(a) of the Company Disclosure Letter as contemplated below), (ii) no additional Company Options, Performance Stock Awards or Company Stock Awards have been issued or granted, and (iii) there has been no increase in the number of shares of Company Common Stock issuable upon exercise of the Company Options or Performance Stock Awards from those issuable under such Company Options and Performance Stock Awards as of the Cut-off Time. As of the date of this Agreement, (i) 2,167,096 shares of Company Common Stock are held in the treasury of the Company, and (ii) there are no shares of Company Preferred Stock issued and outstanding or held in treasury. All shares of Company Common Stock held in the treasury of the Company are held in book or certificated form in an account at the Company's transfer agent. Except for the treasury shares described above in this Section 3.2, neither the Company nor any of its Subsidiaries directly or indirectly owns any shares of Company Common Stock. No Indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All issued and outstanding shares of the Company's capital stock, including the Company Stock Awards, are, and all shares that may be issued or granted pursuant to Performance Stock Awards or the exercise of Company Options will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Company Options, Company Stock Awards and Performance Stock Awards, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, stock appreciation rights, phantom equity or other claims or commitments of any character (including "rights plans" or "poison pills") obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. Section 3.2(a) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the Cut-off Time: (i) name of the holder; (ii) number of shares of Company Common Stock issuable upon exercise thereof; (iii) exercise price; (iv) issue date; (v) termination date; and (vi) whether such option contains any put, redemption or similar feature. Section 3.2(a) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Award as of the Cut-off Time: (i) name of the holder; (ii) number of shares of Company Common Stock subject to such Company Stock Awards; (iii) a summary of the restrictions thereon and vesting schedule and any other material terms; (iv) issue date; and (v) termination date. Section 3.2(a) of the Company Disclosure Letter sets forth the following information with respect to each Performance Stock Award as of the Cut-off Time: (i) the name of the holder; (ii) number of shares of Company Common Stock subject thereto; (iii) the issue date;
(iv) a summary of the restrictions thereon and vesting schedule and any other material terms; and (v) termination date. At the Effective Time, after giving effect to the provisions of Section 1.8 hereof, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or any other such securities or agreements.

     (b) (i) All of the issued and outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Liens, other than statutory Liens for Taxes not yet due and payable and such other restrictions as may exist under applicable Law, and Liens in favor of the Company's lenders, and all such shares or other ownership interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) neither the Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, except for (A) shares of capital stock or other securities of non-affiliates that (x) do not constitute more than a 5% interest in such non-affiliates or (y) have an aggregate value (per issuer) that does not exceed $100,000 and (B) the securities of the Subsidiaries of the Company. Neither the Company nor any Subsidiary of the Company is obligated to make any capital contribution to or other investment in any other Person.

     (c) No material Indebtedness of the Company or any of its Subsidiaries contains any restriction upon (i) the prepayment of any Indebtedness of the Company or any of its Subsidiaries, (ii) the incurrence of Indebtedness by the Company or any of its Subsidiaries, or (iii) the ability of the Company or any of its Subsidiaries to grant any Lien on the properties or assets of the Company or any of its Subsidiaries.

     SECTION 3.3 AUTHORIZATION; VALIDITY OF AGREEMENT.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the "Company Board"). Except for the Company Required Vote, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     (b) The Company Board has adopted such resolutions as are necessary so that the provisions of Section 203 of the DGCL are inapplicable to the Merger or any of the other transactions contemplated by this Agreement. Except for Section 203 of the DGCL (which has been rendered inapplicable), to the knowledge of the Company, no "moratorium," "control share," "fair price" or other antitakeover Laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.

     SECTION 3.4 NO VIOLATIONS; CONSENTS AND APPROVALS.

     (a) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Merger or any other transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or the bylaws of the Company, or the certificate of incorporation, bylaws or similar governing documents of any of the Company's Subsidiaries, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of Indebtedness, lease, license, contract, collective bargaining agreement, agreement or other legally binding instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound, including governmental or non-governmental production sharing contract, lease or license, permit or other similar agreement or right permitting the Company or any of its Subsidiaries to explore for, develop, use, produce, sever, process, operate and occupy interests in oil, bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, coal bed methane, and any and all other substances produced in association with any of the foregoing, whether liquid, solid, or gaseous (collectively, "Hydrocarbons") and associated fixtures or structures for a specified period of time (collectively, "Hydrocarbon Contracts"), or (iii) conflict with or violate any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation (collectively, "Laws") applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches, defaults or Liens which individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. Section 3.4(a) of the Company Disclosure Letter sets forth a correct and complete list of Company Material Contracts, including all Hydrocarbon Contracts, of the Company and its

Subsidiaries pursuant to which consents or waivers are or may be required prior to the consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (ii) and (iii) above).

     (b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, arbitral, legislative, executive or regulatory authority or agency (a "Governmental Entity") or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transactions contemplated hereby, except for (i) the filing with the SEC of the Proxy Statement in definitive form relating to the meetings of the Company's and Parent's stockholders to be held in connection with this Agreement and the transactions contemplated hereby, and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus, (ii) the adoption of this Agreement and the approval of the Merger by the Company Required Vote, (iii) such filings, authorizations or approvals as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder ("HSR Act"), or (B) any other Competition Laws, rules or regulations, (iv) the filing of the Certificate of Merger and the Certificate of Upstream Merger with the Secretary of State, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, and (vi) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (x) as are customarily made or obtained in connection with the transfer of interests in or change of control of ownership of oil and gas properties and (y) the failure of which to be obtained or made, individually or in the aggregate, has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company or the Surviving Corporation or materially impair the ability of the Company to perform its obligations under this Agreement.

     SECTION 3.5 SEC REPORTS AND FINANCIAL STATEMENTS.

     (a) The Company has timely filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2003 (such documents, the "Company SEC Documents"), including (i) its Annual Reports on Form 10-K for the years ended December 31, 2003, December 31, 2004 and December 31, 2005, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2005, (iii) all proxy statements relating to meetings of stockholders of the Company since January 1, 2003 (in the form mailed to stockholders), and (iv) all other forms, reports and registration statements required to be filed by the Company with the SEC since January 1, 2003. As of their respective dates (or if amended prior to the date of this Agreement, as amended), the Company SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder ("SOX"), as the case may be.

     (b) The December 31, 2005 consolidated balance sheet of the Company and the related consolidated statements of income, changes in stockholders' equity and cash flows (including, in each case, the related notes, where applicable), as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC under the Exchange Act (the "Company Financial Statements") fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position and the results of the consolidated operations, cash flows and changes in stockholders' equity of the Company and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company.

     (c) The Company is in compliance in all material respects with the provisions of the SOX and the listing and corporate governance rules and regulations of the NYSE that are in each case applicable to the Company.

     SECTION 3.6 ABSENCE OF CERTAIN CHANGES.

     (a) Except as disclosed in the Company SEC Documents filed by the Company with the SEC prior to the date of this Agreement (the "Specified Company SEC Documents"), to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Documents is responsive to the matters set forth in this Section 3.6(a), since December 31, 2005, (i) the Company and its Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practice, and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company.

     (b) Except as previously provided to Parent by the Company or as disclosed in the Specified Company SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Documents is responsive to the matters set forth in this Section 3.6(b), since December 31, 2005 to the date of this Agreement, neither the Company nor any of its Subsidiaries has (i) except as required pursuant to the terms of the Company Plans as in effect on December 31, 2005 or as required to comply with applicable Law, (A) increased or agreed to increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2005, other than increases in wages, salaries and other cash compensation in the ordinary course of business consistent with past practice, (B) granted any severance or termination pay, (C) entered into or made any loans to any of its officers, directors or employees or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons or (D) adopted or amended, or accelerated the payment or vesting of benefits under, any Company Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) effected or authorized any split, combination or reclassification of any of the Company's capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Options, in each case in accordance with their terms at the time of exercise,
(iv) changed in any material respect, or had knowledge of any reason that required any material change in, any accounting methods (or underlying assumptions), principles or practices of the Company or its Subsidiaries, including any material reserving, renewal or residual method, practice or policy, (v) made or changed any material Tax election, or settled or compromised any material income Tax liability, or materially amended any Tax return, (vi) made any material change in the policies and procedures of the Company or its Subsidiaries in connection with trading activities, (vii) purchased or acquired any material assets, or sold, leased, exchanged, transferred, licensed, farmed-out or otherwise disposed of any material Company Assets, in each case other than in the ordinary course of business consistent with past practice,
(viii) revalued, or had knowledge of any reason that required revaluing, any material Company Assets in any material respect, including writing down the value of any material Company Assets or writing off notes or accounts receivable, in each case in any material respect and other than in the ordinary course of business consistent with past practice, (ix) amended its certificate of incorporation, bylaws or other organizational documents, (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing,
(xi) discharged or satisfied any Indebtedness or paid any obligation or liability, absolute or contingent other than current liabilities incurred and paid in the ordinary course of business and consistent with past practice, or suffered or permitted any Lien to arise or be granted or created against or upon any of its assets other than Permitted Liens, any Lien arising, granted or created in connection with a disposition of a Company Asset permitted under clause (vii) above, and Liens which individually or in the aggregate would not have a Material Adverse Effect on the Company, or (xii) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

     SECTION 3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Specified Company SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Documents is responsive to the matters set forth in this Section 3.7, since the date of the Company Financial Statements, neither the Company nor any of its Subsidiaries has become subject to any liabilities or obligations (whether absolute, accrued, contingent, determined, determinable or otherwise), except for (i) liabilities that, individually or in the aggregate, have not had, or would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, other than liabilities disclosed in the Company Financial Statements, (ii) liabilities in respect of Litigation (which are the subject of Section 3.10), and (iii) liabilities under Environmental Laws (which are the subject of Section 3.14). Neither the Company nor any of its Subsidiaries is in default in respect of the terms and conditions of any Indebtedness or other agreement which individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company.

     SECTION 3.8 PROXY STATEMENT; FORM S-4; MERGER DOCUMENTS. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the S-4 at the time the S-4 becomes effective under the Securities Act or (b) the Proxy Statement (and any amendment thereof or supplement thereto) at the date(s) mailed to the stockholders of the Company and Parent, at the time of the Company Special Meeting, at the time of the Parent Stockholders' Meeting and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the S-4 will comply in all material respects with the provisions of the Exchange Act, except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied to the Company by Parent or Purchaser for inclusion in the Proxy Statement or the S-4.

     SECTION 3.9 COMPANY EMPLOYEE BENEFIT PLANS; ERISA.

     (a) Section 3.9(a) of the Company Disclosure Letter contains a complete and correct list as of the date of this Agreement of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, hospitalization or other medical, life or other insurance, disability, other welfare, supplemental unemployment, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other director or employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of
Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any current or former officer, employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate (the "Company Plans"). Section 3.9(a) of the Company Disclosure Letter contains the name of the Company's ERISA Affiliates.

     (b) With respect to each Company Plan, the Company has heretofore delivered to Parent complete and correct copies of each of the following documents (including all amendments to such documents), as applicable:

          (i) the Company Plan or a written description of any Company Plan not in writing;

          (ii) a copy of the most recent annual report or Internal Revenue Service Form 5500 Series that is required to be filed, including all related reports required therewith;

          (iii) a copy of (1) the most recent Summary Company Plan Description ("SPD") required to be prepared and distributed, together with (2) all Summaries of Material Modification required to be issued with respect to such SPD and (3) all other material employee communications relating to each Company Plan distributed by the Company or any of its Subsidiaries from December 31, 2004 to the date of this Agreement;

          (iv) if the Company Plan or any obligations thereunder are funded through a trust or any other funding vehicle or through insurance, the trust or other funding agreement and the latest financial statements thereof or evidence of insurance coverage thereof;

          (v) all contracts relating to the Company Plan with respect to which the Company or any ERISA Affiliate may have any material liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements;

          (vi) if the Company Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service; and

          (vii) all material communications between the Company or any ERISA Affiliate and any Governmental Entity.

     (c) No Company Plan in effect as of the date hereof is subject to Title IV or Section 302 of ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that would be reasonably likely to result in the Company or any ERISA Affiliate incurring any such liability. Insofar as the representation made in this Section 3.9(c) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, such representation is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

     (d) None of the Company, any ERISA Affiliate, any of the Company Plans, any trust created thereunder and, to the Knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action with respect to a Company Plan in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate would be reasonably likely to be subject to a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

     (e) All contributions required to be made by the Company and its ERISA Affiliates with respect to any Company Plan on or prior to the Closing Date have been timely made or are reflected on the consolidated balance sheet of the Company dated as of December 31, 2005 contained in the Specified Company SEC Documents. Since December 31, 2005 there has been no amendment to, written interpretation of or announcement (whether or not written) by the

Company or any ERISA Affiliate relating to, or change in the terms of employee participation or coverage under, any Company Plan that would increase materially the expense of maintaining such Company Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

     (f) Each of the Company Plans has been operated and administered by the Company and its ERISA Affiliates in all material respects in accordance with applicable Laws, including ERISA and the Code.

     (g) With respect to each of the Company Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code, the Company has received a currently effective determination letter from the IRS stating that it is so qualified, such letter has not been revoked, and, to the Knowledge of the Company, no event has occurred that would be reasonably likely to adversely affect such qualified status. No fund established under a Company Plan is intended to satisfy the requirements of Section 501(c)(9) of the Code.

     (h) No amounts paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property or otherwise) under the Company Plans as a result of the transactions contemplated hereby (either alone or in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code or fail to be deductible for federal income Tax purposes by virtue of Sections 280G or 162(m) of the Code.

     (i) No Company Plan provides death, medical, hospitalization or similar benefits (whether or not insured) with respect to any current or former employee of the Company, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof).

     (j) There has been no amendment to, or announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. The execution of this Agreement, the stockholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event,
(i) entitle any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment under any Company Plan,
(ii) accelerate the time of payment or vesting of, increase the amount or value of or otherwise enhance any benefit due any such employee, officer or director under any Company Plan, or (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries to merge, amend or terminate any of the Company Plans.

     (k) To the Knowledge of the Company, neither the Company nor any Subsidiary has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and no ERISA Affiliate of the Company or any of its Subsidiaries has incurred a Tax under

Section 5000(a) of the Code which is or could become a liability of the Company or any of its Subsidiaries.

     (l) There is no pending or, to the Knowledge of the Company, threatened material Litigation by, on behalf of or against any Company Plan by any participant or former participant (or beneficiary thereof) in such Company Plan or otherwise involving any such Company Plan (other than routine claims for benefits), and, to the Knowledge of the Company, no set of circumstances exists that may reasonably give rise to material Litigation, against the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the U.S. Department of the Treasury, the U.S. Department of Labor, any Company Plan, any participant or former participant in a Company Plan, or any other party.

     (m) No Company Plan is a multiple employer plan within the meaning of Code
Section 413(c) or ERISA Section 4063, 4064 or 4066 or a "multiemployer plan" within the meaning of Section 3(37) of ERISA. No Company Plan is a multiple employer welfare arrangement as defined in ERISA Section 3(40). Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has contributed to, or had an obligation to contribute to, a multiemployer plan.

     (n) All contributions required to be made under each Company Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date hereof. None of the Company Plans (as applicable) has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate of the Company has an outstanding funding waiver. None of the Company Plans (as applicable) has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Plan (as applicable) or to any single employer plan of an ERISA Affiliate of the Company pursuant to Section 401(a)(29) of the Code.

     SECTION 3.10 LITIGATION; COMPLIANCE WITH LAW.

     (a) Except as disclosed in the Specified Company SEC Documents and except for any of the items or matters covered by the following clauses (i), (ii) and
(iii), that, individually or in the aggregate, has not had, or would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, (i) there is no Litigation pending or, to the Knowledge of the Company, threatened in writing against, relating to or naming as a party thereto the Company or any of its Subsidiaries, any of their respective properties or assets or any of the Company's officers or directors (in their capacities as such),
(ii) there is no agreement, order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon the Company, any of its Subsidiaries or any of the Company's officers or directors (in their capacities as such), and (iii) there is no Litigation that the Company or any of its Subsidiaries has pending against other parties, where such Litigation is intended to enforce or preserve rights of the Company or any of its Subsidiaries.

     (b) Each of the Company and its Subsidiaries has complied, and is in compliance with all Laws and Permits which affect the respective businesses of the Company or any of its Subsidiaries, the Company Real Property and/or the Company Assets, and the Company and its Subsidiaries have not been and are not in violation of any such Law or Permit; nor has any notice, charge, claim or action been received by the Company or any of its Subsidiaries or been filed, commenced, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of the foregoing, except in each case for any such noncompliance or violation that has been resolved in all material respects or that individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

     (c) The Company and its Subsidiaries hold all Permits necessary for the ownership, leasing, operation, occupancy and use of the Company Real Property, the Company Assets and the conduct of their respective businesses as currently conducted ("Company Permits"), except where the failure to hold such Company Permits individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received notice that any Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal, in each case except for any such terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Company Permit, or result in any termination, modification or nonrenewal thereof, except in each case for any such violations, terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

     (d) This Section 3.10 does not relate to matters with respect to (i) Company Plans, ERISA and other employee benefit matters (which are the subject of Section 3.9), (ii) Tax Laws and other Tax matters (which are the subject of
Section 3.13), (iii) Environmental Laws and other environmental matters (which are the subject of Section 3.14), and (iv) labor matters (which are the subject of Section 3.17).

     SECTION 3.11 INTELLECTUAL PROPERTY.

     (a) The Company and its Subsidiaries own, or possess sufficient and legally enforceable licenses or other rights to use, any and all United States and foreign patents, patent applications, patent disclosures, computer software, trademarks, trade dress, trade names, logos, Internet domain names, copyrights and service marks, including applications to register and registrations for any of the foregoing, as well as trade secrets, know-how, data and other proprietary rights and information (all of the foregoing, referred to as "Technology" and together with trademarks, trade names and service marks, referred to as "Intellectual Property") necessary for the conduct of the business and operations of the Company and its Subsidiaries as currently conducted, free and clear of any Liens (except for any Permitted Liens).

     (b) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, conflict with or otherwise violate in any material respect any Intellectual Property of any Person, and none of the Company or any of its Subsidiaries has received notice or has knowledge of any such material infringement, conflict or other violation.

     (c) The Company or its Subsidiaries own, or possess sufficient and legally enforceable licenses or other rights to use, all of the material geophysical data used by the Company and its Subsidiaries, free and clear of any Liens (except for any Permitted Liens).

     SECTION 3.12 MATERIAL CONTRACTS.

     (a) Except as disclosed in the Specified Company SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Documents is responsive to the matters set forth in this Section 3.12(a), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than hedging or similar arrangements in the ordinary course of business consistent with past practice,
(i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which materially restrains, limits or impedes the Company's or any of its Subsidiaries' ability to compete with or conduct any business or any line of business (including (A) geographic limitations on the Company's or any of its Subsidiaries' activities or (B) any confidentiality agreement, area of mutual interest or standstill agreement with any third party (or any agent thereof) that contains any exclusivity or standstill provisions that are or will be binding on the Company, any of its Subsidiaries or, after the Effective Time, Parent or any of its Subsidiaries); provided that (x) the Company need not disclose in the Company Disclosure Letter information related to those agreements which would otherwise be covered by this clause (ii) to the extent such agreements prohibit the Company from disclosing the existence or any terms of such agreements to third parties, except that if any such agreements contain any material restrictions, limits or impediments on the Company's or its Subsidiaries' ability to compete with or conduct any business or any line of business, such restrictions, limits and impediments shall be disclosed without providing the identity of the parties to the agreements on the Company's Disclosure Letter, and (y) the Company need not disclose on its Disclosure Letter to this Agreement information related to those agreements which would otherwise be covered by this clause (ii) to the extent such agreements relate to a potential sale of all or substantially all of the assets or equity securities of the Company (whether by merger or otherwise), except that the Company shall disclose on the Company's Disclosure Letter the date of each such agreement,
(iii) which is a material take-or-pay agreement or other similar agreement that entitles purchasers of production to receive delivery of Hydrocarbons without paying therefor, (iv) which contains a put, call or other right of acquisition or disposition pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests (including licensing or leasehold interests) of any Person or assets that have a market value or purchase price of more than $5,000,000, or, with respect to calls on production, that obligate the Company or any of its Subsidiaries to sell Hydrocarbons at a price which is less than market value, (v) which is a partnership or joint venture relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company and its Subsidiaries, taken as a whole, in which the Company, directly or indirectly, owns more than a 10% voting or economic interest, or any interest valued at more than $10,000,000 without regard to percentage voting or economic interest, or (vi) which is otherwise material to the Company and its Subsidiaries taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a) (i) through (vi), whether or not disclosed in the Specified Company SEC Documents, is referred to herein as a "Company Material Contract" (for purposes of clarification, each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC or disclosed in the Specified Company SEC Documents, is a Company Material Contract). The Company has previously made available to Parent true, complete and correct copies of each Company Material Contract other than those which the Company is entitled to omit from the Company Disclosure Letter pursuant to the proviso to clause (ii) of the first sentence of this Section 3.12(a).

     (b) (i) Each Company Material Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed in all respects all obligations required to be performed by it to date under each Company Material Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Material Contract and (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in default in any respect thereunder, except in each case for any invalidity, nonperformance, event, condition or default that, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Material Adverse Effect on the Company.

     SECTION 3.13 TAXES.

     (a) (i) All material Returns required to be filed by or with respect to the Company, its Subsidiaries and each Company Consolidated Group have been timely filed in accordance with all applicable Laws and all such Returns are true, correct and complete in all material respects, (ii) the Company, its Subsidiaries and each Company Consolidated Group have timely paid all material Taxes due or claimed to be due, and will have paid all material Taxes of the Company, its Subsidiaries and each Company Consolidated Group that are due on or before the Closing Date, including any installments or estimated payments due, whether or not shown on any Returns, (iii) all material Employment and Withholding Taxes and any other material amounts required to be withheld with respect to Taxes have been either duly and timely paid to the proper Governmental Entities or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to the Company, its Subsidiaries and each Company Consolidated Group reflected in the balance sheet, dated as of December 31, 2005, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 (the "Company Balance Sheet") are adequate under GAAP, (v) no material deficiencies or other claims for any Taxes asserted or assessed, or, to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries has not been resolved in all material respects, (vi) there is no material Litigation pending or, to the Knowledge of any of the Company or its Subsidiaries, threatened or scheduled to commence, against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Return, and
(vii) since December 31, 1999, neither the Company nor any of its Subsidiaries has received (A) notice from any federal taxing authority of its intent to examine or audit any of the Company's or any of its Subsidiaries' Returns or (B) notice from any state taxing authority of its intent to examine or audit any of the Company's or any of its Subsidiaries' Returns, other than notices with respect to examinations or audits by any state taxing authority that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

     (b) The statutes of limitations for the federal income Tax Returns of the Company, its Subsidiaries and each Company Consolidated Group have expired or otherwise have been closed for all taxable periods ending on or before December 31, 1999.

     (c) Since January 1, 2000, neither the Company nor any of its Subsidiaries has been a member of any "affiliated group" (as defined in Section 1504(a) of the Code) or has been included in any "consolidated," "unitary" or "combined" Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality and none of the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision under any state, local or foreign law), or as a successor or transferee.

     (d) There are no Tax sharing, allocation, indemnification or similar agreements or arrangements, whether written or unwritten, in effect under which the Company or any of its Subsidiaries could be liable for any material Taxes of any Person other than the Company or any Subsidiary of the Company.

     (e) Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes, nor is any request for such a waiver or extension pending.

     (f) There are no Liens for Taxes on any asset of the Company or its Subsidiaries, except for Permitted Liens.

     (g) Neither the Company nor any of its Subsidiaries is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement or similar material ruling, memorandum or agreement with any taxing authority.

     (h) Neither the Company nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any "reportable transactions," as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

     (i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under
Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under
Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

     (j) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (k) The Company has made available to Parent correct and complete copies of
(i) all U.S. federal income Tax Returns of the Company and its Subsidiaries relating to taxable periods ending on or after December 31, 1999, filed through the date hereof and (ii) any material audit report within the last three years relating to any material Taxes due from or with respect to the Company or any of its Subsidiaries.

     (l) No jurisdiction where the Company or any of its Subsidiaries does not file a Return has made a claim that the Company or any of its Subsidiaries is required to file a Return for a material amount of Taxes for such jurisdiction.

     (m) Within the last three years, neither the Company nor any of its Subsidiaries have owned any material assets located outside the United States or conducted a material trade or business outside the United States.

     (n) All of the transactions which the Company has accounted for as hedges under SFAS 133 have also been treated as hedging transactions for federal income Tax purposes pursuant to Treasury Regulation Section 1.1221-2 and have been properly identified as such under Treasury Regulation Section 1.1221-2(f).

     SECTION 3.14 ENVIRONMENTAL MATTERS.

     (a) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have, or result in, a Material Adverse Effect on the Company, the Company and its Subsidiaries have complied, and are in compliance, with all applicable Environmental Laws, which compliance includes the possession of all Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof and the making and filing with all applicable Governmental Entities of all reports, forms and documents and the maintenance of all records required to be made, filed or maintained by it under any Environmental Law. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any communication (written or, if oral, one that, to the Knowledge of the Company, would be reasonably likely to result in a formal claim) from any Person, whether a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with Environmental Laws and that has not been resolved in all material respects other than any such communications relating to a failure to be in compliance that has not had or would not be reasonably likely to result in fines, penalties or other liabilities of the Company in excess of $1,000,000.

     (b) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have, or result in, a Material Adverse Effect on the Company, there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any

Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

     (c) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is subject to any liability or obligation (accrued, contingent or otherwise) to cleanup, correct, abate or to take any response, remedial or corrective action under or pursuant to any Environmental Laws, relating to (i) environmental conditions on, under, or about any of the properties or assets owned, leased, operated or used by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any predecessor thereto at the present time or in the past, including the air, soil, surface water and groundwater conditions at, on, under, from or near such properties, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances, whether on-site at any Company Real Property, or at any off-site location. The Company has provided or made available to Parent all material studies, assessments, reports, data, results of investigations or audits, analyses and test results, in the possession, custody or control of the Company or any of its Subsidiaries relating to (x) the environmental conditions on, under or about any of the properties or assets owned, leased, operated or used by any of the Company and its Subsidiaries or any predecessor in interest thereto at the present time or in the past and (y) any Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by any Person on, under, about or from, any of the properties, assets and businesses of the Company or any of its Subsidiaries.

     (d) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, to the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents in violation of Environmental Laws (including the Release, emission, discharge, presence or disposal of any Hazardous Substance in violation of Environmental
Laws), that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any Person whose liability for such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

     (e) Without in any way limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries owns or operates any underground storage tanks at any property currently owned, leased or operated by the Company or any of its Subsidiaries.

     (f) Neither the Company nor any of its Subsidiaries is required by virtue of the transactions contemplated by this Agreement, or as a condition to the effectiveness of any transactions contemplated by this Agreement, (i) to perform a site assessment for Hazardous Substances at any Company Real Property or (ii) to remove or remediate any Hazardous Substances from any Company Real Property.

     SECTION 3.15 COMPANY REAL PROPERTY; OPERATING EQUIPMENT.

     (a) Section 3.15(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Company Owned Real Property setting forth information sufficient to specifically identify such Company Owned Real Property and the legal owner thereof. The Company and its Subsidiaries have good, valid fee simple title to the Company Owned Real Property, free and clear of any Liens other than Permitted Liens. Each Company Lease grants the lessee under the Company Lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Permitted Liens. Each of the Company and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Company Leases free and clear of any Liens other than Permitted Liens.

     (b) The Company Real Property constitutes all the fee, leasehold and other interests in real property held by the Company and its Subsidiaries, other than the Company Oil and Gas Properties. The use and operation of the Company Real Property in the conduct of the business of the Company and its Subsidiaries does not violate any instrument of record or agreement affecting the Company Real Property, except for such violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. No current use by the Company and its Subsidiaries of the Company Real Property is dependent on a nonconforming use or other governmental approval.

     (c) All material operating equipment owned or leased by the Company or any of its Subsidiaries are, in the aggregate, in a state of repair so as to be adequate in all material respects for operation of the Company Oil and Gas Properties to which such equipment relates in substantially the same manner in which such Properties were operated immediately prior to the date hereof.

     (d) All personal property of the Company on the date hereof shall become the personal property of the Surviving Corporation at the Effective Date.

     SECTION 3.16 INSURANCE. Section 3.16 of the Company Disclosure Letter contains a complete and correct list of all material insurance policies maintained by or on behalf of any of the Company and its Subsidiaries as of the date of this Agreement. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. With respect to any outstanding insurance claim submitted by the Company or any of its Subsidiaries since January 1, 2004, neither the Company nor any of its Subsidiaries has received written notice of any refusal of coverage or other notice that the issuer of the applicable insurance policy or policies is not willing or able to perform its obligations thereunder other than any such refusals or indications of unwillingness or inability that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

     SECTION 3.17 LABOR MATTERS.

     (a) Neither the Company nor any of its Subsidiaries is, or since January 1, 2001 has been, a party to or bound by a collective bargaining agreement or other similar agreement with any labor union or labor organization applicable to the employees of the Company or any of its Subsidiaries, and no such agreement is currently being negotiated. Since January 1, 2001, no representation election petition or application for certification has been filed by any employees of the Company or any of its Subsidiaries, nor is such a petition or application pending with the

National Labor Relations Board or any Governmental Entity, and, to the Knowledge of the Company, no labor union is currently engaged in or threatening, organizational efforts with respect to any employees of the Company or any of its Subsidiaries. Since January 1, 2001, no labor dispute, strike, slowdown, picketing, work stoppage, lockout or other collective labor action involving the employees of the Company or any of its Subsidiaries has occurred or is in progress or, to the Knowledge of the Company, has been threatened against the Company or any of its Subsidiaries.

     (b) Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, immigration and wages and hours, and is not engaged in any unfair or unlawful labor practice, except as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

     (c) There is no Litigation pending, or to the Knowledge of the Company threatened, between the Company or any of its Subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand, that individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company.

     (d) To the Knowledge of the Company, since January 1, 2004, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any material applicable Law, in each case, by the Company, any of its Subsidiaries or any of their respective officers or directors.

     (e) Section 3.17(e) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of the names of all directors and officers of the Company and all other Company employees, together with (i) any incentive or bonus arrangement with respect to such Person and (ii) the number of Company Options, Company Stock Awards and Performance Stock Awards held by such Person. The Company has previously provided to Parent the annual base salary or wages with respect to all Company employees.

     SECTION 3.18 AFFILIATE TRANSACTIONS. Section 3.18 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any of its Subsidiaries, on the one hand, and any of their respective officers or directors (or any of their respective affiliates, other than the Company or any of its direct or indirect wholly owned Subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Company and its Subsidiaries, taken as a whole and (c) are not Company Plans disclosed in Section 3.9(a) of the Company Disclosure Letter.

     SECTION 3.19 DERIVATIVE TRANSACTIONS AND HEDGING. Section 3.19 of the Company Disclosure Letter contains a complete and correct list of all outstanding Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the

Hydrocarbon production of the Company and its Subsidiaries) entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement pursuant to which such party has outstanding rights or obligations. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries. The Company and each of its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

     SECTION 3.20 DISCLOSURE CONTROLS AND PROCEDURES. Since January 1, 2003, the Company and each of its Subsidiaries has had in place 'disclosure controls and procedures' (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that (a) transactions are executed in accordance with management's general or specific authorizations,
(b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets,
(c) access to assets is permitted only in accordance with management's general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (f) all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company's disclosure controls and procedures ensure that information required to be disclosed by the Company in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. The Company has disclosed, based on its most recent evaluation prior to the date hereof of internal control over financial reporting, to the Company's auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company has made available to Parent true and correct copies of any such disclosures made by management to the Company's auditors and audit committee since January 1, 2003. Since January 1, 2003 through the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company. The Company has not granted any waivers with respect to its policies regarding ethical conduct.

     SECTION 3.21 OIL AND GAS.

     (a) The Company has furnished Parent prior to the date of this Agreement with reports estimating the Company's and its Subsidiaries' proved oil and gas reserves as of December 31, 2005, as prepared by the Company and audited by Netherland, Sewell & Associates, Inc. (the "Company Reserve Report"). To the Company's Knowledge, the factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report (and in any supplement thereto or update thereof) was accurate in all material respects.

     (b) All producing oil and gas wells operated by the Company or its Subsidiaries and included in the Company Oil and Gas Properties have been operated and produced and, to the Knowledge of the Company, drilled, in accordance in all material respects with reasonable, prudent oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable Law.

     (c) All material proceeds from the sale of Hydrocarbons produced from the Company Oil and Gas Properties are being received by the Company and its Subsidiaries in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

     (d) Except as set forth in Section 3.21 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, the Company is neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements.

     (e) The Company and its Subsidiaries have Defensible Title to the Company Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report as attributable to interests owned or held by the Company and its Subsidiaries free and clear of all Liens, except for (i) Permitted Liens and (ii) Liens associated with obligations reflected in the Company Reserve Report, if any. The oil and gas leases and other agreements that provide the Company and its Subsidiaries with operating rights in the oil and gas properties reflected in the Company Reserve Report are in full force and effect as to the oil and gas properties reflected in the Company Reserve Report, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. To the Company's Knowledge, the gross and net undeveloped acreage of the Company and its Subsidiaries as reported in the Company's most recent Form 10-K filed with SEC was correct in all material respects as of the date of such Form 10-K.

     (f) No claim, notice or order from any Governmental Entity or other Person has been received by the Company or any of its Subsidiaries due to Hydrocarbon production in excess of allowables or similar violations that could result in curtailment of production after the Closing Date from any unit or oil and gas properties of the Company or any of its Subsidiaries, except any such violations which individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

     (g) All books, records and files of the Company and its Subsidiaries (including those pertaining to the Company Oil and Gas Properties, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in good faith, and
(b) to Company's Knowledge, are accurate in all material respects as they relate to the subject matter thereof.

     (h) None of the material Company Oil and Gas Properties is subject to any preferential purchase or similar right which would become operative as a result of the transactions contemplated by this Agreement. None of the material Hydrocarbon Contracts contains any rights of the other party or parties thereto to elect a new operator on any of the material Company Oil and Gas Properties, which rights would become operative as a result of the transactions contemplated by this Agreement. The Company Oil and Gas Properties are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code. The Company and its Subsidiaries have paid all royalties, overriding royalties and other burdens on production due by the Company and its Subsidiaries with respect to the Company Oil and Gas Properties, except for any non-payment of which individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

     SECTION 3.22 INVESTMENT COMPANY. Neither the Company nor any of its Subsidiaries is an "investment company," a company "controlled" by an "investment company," or an "investment adviser" within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), or the Investment Advisers Act of 1940, as amended (the "Advisers Act").

     SECTION 3.23 RECOMMENDATION OF COMPANY BOARD OF DIRECTORS; OPINION OF FINANCIAL ADVISOR.

     (a) The Company Board, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the stockholders of the Company, (ii) approving this Agreement and the transactions contemplated hereby, (iii) resolving to recommend adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the stockholders of the Company and (iv) directing that the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby be submitted to the Company's stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

     (b) The Company has received an opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley") to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent, Purchaser or the Company) in the Merger is fair, from a financial point of view, to such holders. The Company has received the approval of Morgan Stanley to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to Morgan Stanley's review of the Proxy Statement.

     SECTION 3.24 REQUIRED VOTE BY COMPANY STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote hereon (the "Company Required Vote") is the only vote of any class of capital stock of the Company required by the DGCL or the certificate of incorporation or the bylaws of the Company to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

     SECTION 3.25 BROKERS. Except for Morgan Stanley and Griffis & Associates, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, that is or will be payable by the Company or any of its Subsidiaries. The Company is solely responsible for the fees and expenses of Morgan Stanley and Griffis & Associates, Inc. as and to the extent set forth in the engagement letters dated October 6, 2005 and June 22, 2004, as amended, respectively. The Company has previously delivered to Parent a true and correct copy of such engagement letters, as amended.

     SECTION 3.26 TAX MATTERS. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Integrated Transaction from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

     (a) The Acquisition Merger will be carried out strictly in accordance with this Agreement and the Company is not a party to any other written or oral agreements regarding the Acquisition Merger other than those expressly referred to in this Agreement.

     (b) The Acquisition Merger and the Upstream Merger are part of an integrated plan for Parent to acquire the assets of the Company. The parties intend that the Acquisition Merger and the Upstream Merger will be treated, for federal income tax purposes, as if Parent had directly acquired the Company's assets through a "statutory merger" as that term in used in Section 368(a)(1)(A) of the Code.

     (c) The fair market value of the Aggregate Merger Consideration will be approximately equal to the fair market value of the shares of Company Common Stock surrendered in the exchange, determined as of the last Business Day before the date of this Agreement.

     (d) Taking into account that portion of the shares of Company Common Stock exchanged for cash (including without limitation cash received in lieu of fractional shares of Parent Common Stock and any cash paid by Parent with respect to Dissenting Shares), the aggregate fair market value, determined as of the end of the last Business Day before the date of this Agreement, of the Total Stock Consideration will not be less than forty percent (40%) of the value, determined as of the end of the last Business Day before the date of this Agreement, of the consideration paid to the holders of the shares of Company Common Stock outstanding immediately before the Effective Time.

     (e) Prior to the Effective Time and in connection with or anticipation of the Merger, (i) none of the shares of Company Common Stock will be redeemed,
(ii) no extraordinary dividends will be made with respect to the shares of Company Common Stock, and (iii) none of the shares of Company Common Stock will be acquired by the Company or any Related Person.

     (f) The only capital stock of the Company issued and outstanding is Company Common Stock.

     (g) The Company and Company stockholders will each pay their respective expenses, if any, incurred in connection with the Merger.

     (h) Any compensation paid to the Company stockholders who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with Parent, Purchaser, or the Surviving Corporation (a) will be for services actually rendered or to be rendered, (b) will be commensurate with amounts paid to third parties bargaining at arm's length for similar services, and (c) will not represent consideration for the surrender of the shares of the Company Common Stock in the Merger.

     (i) No debt of the Company is guaranteed by any Company stockholder.

     (j) The Company owns no stock of Parent.

     (k) No assets of the Company have been sold, transferred or otherwise disposed of which would prevent Parent and the Surviving Corporation from continuing the historic business of the Company or from using a significant portion of the Company's historic business assets in a business following the Integrated Transaction, within the meaning of Treasury Regulation Section 1.368-1(d).

     (l) The Company is not an investment company as defined in Section 368(a)(2)(F) of the Code. An investment company is (1) a regulated investment company; (2) a real estate investment trust; or (3) a corporation (i) fifty percent (50%) or more of the value of whose total assets are stock and securities, and (ii) eighty percent (80%) or more of the value of whose total assets are held for investment. In making the fifty percent and eighty percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and a parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if a parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding. For this purpose, "total assets" shall not include cash and cash items (including receivables) and government securities.

     (m) The fair market value of the assets of the Company transferred to Purchaser in the Integrated Transaction will equal or exceed the sum of the liabilities assumed or paid by Parent or Purchaser, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (n) The total adjusted basis of the assets of the Company transferred to Purchaser in the Integrated Transaction will equal or exceed the sum of the liabilities assumed or paid by Parent or Purchaser, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (o) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (p) There is no indebtedness existing between Parent and the Company, or between Purchaser and the Company, that was or will be issued, acquired, or settled at a discount in connection with the Merger.

     (q) The Company has substantial non-tax business purposes and reasons for the Merger, and the terms of the Merger are the product of arm's length negotiations.

     (r) The Company will not take, and the Company is not aware of any plan or intention of any of the Company stockholders to take, any position on any Return, or take any other Tax reporting position, that is inconsistent with the treatment of the Integrated Transaction as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Code Section 1313(a)(1)).

     (s) No stock or securities of the Company will be issued to any Company stockholder for services rendered to or for the benefit of Parent, Purchaser, or the Company in connection with the Merger (except to the extent of outstanding Company Options, Company Stock Awards or Performance Stock Awards described in
Section 1.8).

     (t) No stock or securities of Parent or of the Company will be issued to any Company stockholder for any indebtedness owed to any Company stockholder in connection with the Merger.

     (u) The liabilities of the Company to be assumed or paid by Parent and Purchaser and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

     (v) No assets were transferred to the Company, nor did the Company assume any liabilities, in anticipation of the Merger.

     (w) The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. The stock of the

Company has not been distributed in a transaction satisfying the requirements of
Section 355 of the Code since April 16, 1997.

     (x) At any time during the five-year period leading up to and ending as of the Effective Time of the Merger, the Company will have been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code (a "USRPHC"). For this purpose, the Company would be a USRPHC if the fair market value of its interests in United States real property (including any interest in a mine, well, or other natural deposit) shall have equaled or exceeded fifty percent (50%) of the sum of the fair market value of its worldwide real property interests plus any other assets used or held for use in its trade or business.

     (y) The Company has no plan or intention to issue additional shares of its stock that would result in Parent owning stock possessing less than eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote or less than eighty percent (80%) of the total number of shares of all other classes of stock of the Company.

     (z) At the Effective Time, except as contemplated by Section 1.8, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire stock in the Company.

     For purposes of this section and Section 4.27, a "Related Person" with respect to the Company shall mean

          (i) a corporation that, immediately before or immediately after a purchase, exchange, redemption, or other acquisition of the Company Common Stock, is a member of an Affiliated Group (as defined herein) of which the Company (or any successor corporation) is a member, or

          (ii) a corporation in which the Company (or any successor corporation), owns, or which owns with respect to the Company (or any successor corporation), directly or indirectly, immediately before or immediately after such purchase, exchange, redemption, or other acquisition, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock, taking into account for purposes of this clause (ii) any stock owned by 5% or greater stockholders of the Company (or any successor) or such corporation, a proportionate share of the stock owned by entities in which the Company (or any successor) or such corporation owns an interest, and any stock which may be acquired pursuant to the exercise of options.

     For purposes of this section and Section 4.27, "Affiliated Group" shall mean one or more chains of corporations connected through stock ownership with a common parent corporation, but only if

     (aa) the common parent owns directly stock that possesses at least 80% of the total voting power, and has a value at least equal to 80% of the total value, of the stock in at least one of the other corporations, and

     (bb) stock possessing at least 80% of the total voting power, and having a value at least equal to 80% of the total value, of the stock in each corporation (except the common parent) is owned directly by one or more of the other corporations.

For purposes of the preceding sentence, "stock" does not include any stock that
(a) is not entitled to vote, (b) is limited and preferred as to dividends and does not participate in corporate growth to any significant extent, (c) has redemption and liquidation rights that do not exceed the issue price of such stock (except for a reasonable redemption or liquidation premium), and (d) is not convertible into another class of stock.

     SECTION 3.27 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article 3, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Except as set forth in the disclosure letter delivered by Parent to the Company at or prior to the execution and delivery of this Agreement (the "Parent Disclosure Letter") (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein), Parent and Purchaser, jointly and severally, represent and warrant to the Company as follows:

     SECTION 4.1 ORGANIZATION.

     (a) Each of Parent, Purchaser and their respective Subsidiaries is a corporation or other entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

     (b) Each of Parent, Purchaser and their respective Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required, except where the failure to be so qualified or licensed individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

     (c) Each of Parent and Purchaser has previously delivered to the Company a complete and correct copy of each of its certificate of incorporation and bylaws in each case as amended (if so amended) to the date of this Agreement, and has made available the certificate of incorporation, bylaws or other organizational documents of each of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither Parent, Purchaser nor any of their respective Subsidiaries is in violation of its certificate of incorporation, bylaws or similar governing documents.

     (d) Section 4.1(d) of the Parent Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of Parent and Purchaser and their respective jurisdictions of incorporation or organization. The respective certificates or articles of incorporation and bylaws or other organizational documents of the Subsidiaries of Parent and Purchaser do not contain any provision limiting or otherwise restricting the ability of Parent or Purchaser to control any of their respective Subsidiaries in any material respect.

     SECTION 4.2 CAPITALIZATION.

     (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 125,000,000 shares of common stock, par value $.001 per share (the "Parent Common Stock"), 5,000,000 shares of preferred stock, par value $.001 per share (the "Parent Preferred Stock"). As of the close of business on April 17, 2006 (the "Reference Date"), (i) 83,592,630 shares of Parent Common Stock were issued and outstanding, (ii) 8,382 shares of Parent Common Stock were issued and held in the treasury of Parent, (iii) 593,271 shares of Parent Preferred Stock were issued and outstanding, (iv) 3,464,665 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options under the Amended and Restated 1999 Incentive and Nonstatutory Stock Option Plan, the Second Amended and Restated 2004 Non-Employee Director Incentive Plan, the Second Amended and Restated 2004 Employee Incentive Plan, the Mission Resources Corporation 1994 Stock Incentive Plan, the Mission Resources Corporation 1996 Stock Incentive Plan, the Mission Resources Corporation 2004 Incentive Plan and that certain Nonstatutory Stock Option Grant Agreement dated as of November 1, 2004 relating to 129,230 outstanding options (the "Parent Stock Options") and (v) 2,903,154 shares were reserved for issuance upon exercise of outstanding warrants. All shares of Parent Common Stock held in the treasury of Parent are held in book or certificated form in an account at Parent's transfer agent. From the Reference Date to the date of this Agreement
(i) no additional shares of Parent Common Stock were issued (other than pursuant to Parent Stock Options which were outstanding as of the Reference Date and are included in the number set forth above), (ii) no additional Parent Stock Options or warrants have been issued or granted and (iii) there has been no increase in the number of shares of the Parent Common Stock issuable upon exercise of the Parent Stock Options or warrants from those issuable under such Parent Stock Options or warrants as of the Reference Date. Neither Parent nor any of its Subsidiaries directly or indirectly owns any shares of Company Common Stock. No Indebtedness of Parent having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote are issued or outstanding. All the issued and outstanding shares of Parent's capital stock are, and all shares which may be issued or granted pursuant to the exercise of the Parent Stock Options or warrants will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to ownership thereof. Except as set forth above and on the Parent Disclosure Letter, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, stock appreciation rights, phantom equity or other claims or commitments of any character (including "rights plans" or poison pills) obligating Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Parent or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock of Parent or any of its Subsidiaries.

     (b) (i) All of the issued and outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of Parent's Subsidiaries are owned, directly or indirectly, by Parent free and clear of any Liens, other than statutory Liens for Taxes not yet due and payable and such restrictions as may exist under applicable Law and Liens in favor of Parent's lenders, and all such shares or other ownership interests have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and (ii) neither the Parent nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, except for (A) shares of capital stock or other securities of non-affiliates that (x) do not constitute more than a 5% interest in such non-affiliates or (y) have an aggregate value (per issuer) that does not exceed $100,000 and (B) the securities of the Subsidiaries of the Parent. Neither the Parent nor any Subsidiary of the Parent is obligated to make any capital contribution to or other investment in any other Person.

     SECTION 4.3 AUTHORIZATION; VALIDITY OF AGREEMENT. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by the respective Board of Directors of Parent and Purchaser. Except for the Required Parent Vote, no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Purchaser enforceable against it in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     SECTION 4.4 NO VIOLATIONS; CONSENTS AND APPROVALS.

     (a) Neither the execution, delivery and performance of this Agreement by Parent and Purchaser nor the consummation by Parent and Purchaser of the Merger or any other transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or the bylaws of Parent or Purchaser, or the certificate of incorporation, bylaws or similar governing documents of any of Parent's or Purchaser's respective Subsidiaries, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Purchaser or any of their respective Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of Indebtedness, lease, license, contract, collective bargaining agreement, agreement or other legally binding instrument or obligation to which Parent or Purchaser or any of their respective Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound, including governmental or non-governmental production sharing contract, lease or license, permit or other similar agreement or right permitting Parent or any of its Subsidiaries to explore for, develop, use, produce, sever, process, operate and occupy interests in Hydrocarbons and associated fixtures or structures for a specified period of time, or (iii) conflict with or violate any Laws applicable to Parent or Purchaser, any of their respective Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches, defaults or Liens which individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. Section 4.4(a) of the Parent Disclosure Letter sets forth a correct and complete list of Parent Material Contracts, including all Hydrocarbon Contracts, of Parent and its Subsidiaries pursuant to which consents or waivers are or may be required prior to the consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (ii) and (iii) above).

     (b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the Merger or any other transactions contemplated hereby, except for (i) the filing with the SEC of the Proxy Statement in definitive form relating to the meetings of the Company's and Parent's stockholders to be held in connection with this Agreement and the transactions contemplated hereby, and the filing and declaration of effectiveness of the S-4 in which the Proxy Statement will be included as a prospectus, (ii) the adoption of the Parent Proposal by the Required Parent Vote, (iii) such filings, authorizations or approvals as may be required under (A) the HSR Act or (B) any other Competition Laws, rules or regulations, (iv) the filing of the Certificate of Merger and the Certificate of Upstream Merger with the Secretary of State,
(v) the filing of an amendment to the Certificate of Incorporation of Parent with the Secretary of State to increase the number of authorized shares of Parent Common Stock and to effectuate any other amendment contemplated by this Agreement and the transactions hereunder, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of Nasdaq, and (vii) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (x) as are customarily made or obtained in connection with the transfer of interests in or change of control of ownership of oil and gas properties and (y) the failure of which to be obtained or made, individually or in the aggregate, has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent or the Surviving Corporation or materially impair the ability of the Parent to perform its obligations under this Agreement.

     SECTION 4.5 SEC REPORTS AND FINANCIAL STATEMENTS.

     (a) Parent has timely filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2003 (such documents, the "Parent SEC Documents"), including (i) its Annual Reports on Form 10-K for the years ended December 31, 2003, December 31, 2004 and December 31, 2005,
respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2005, (iii) all proxy statements relating to meetings of stockholders of Parent since January 1, 2003 (in the form mailed to stockholders), and (iv) all other forms, reports and registration statements required to be filed by Parent with the SEC since January 1, 2003. As of their respective dates (or if amended prior to the date of this Agreement, as amended), the Parent SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and SOX, as the case may be.

     (b) The December 31, 2005 consolidated balance sheet of Parent and the related consolidated statements of income, changes in stockholders' equity and cash flows (including, in each case, the related notes, where applicable), as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC under the Exchange Act (the "Parent Financial Statements") fairly present, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position and the results of the consolidated operations, cash flows and changes in stockholders' equity of Parent and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte & Touche LLP is an independent public accounting firm with respect to Parent and has not resigned or been dismissed as independent public accountants of Parent.

     (c) Parent is in compliance in all material respects with the provisions of the SOX and the listing and corporate governance rules and regulations of Nasdaq that are in each case applicable to the Company.

     SECTION 4.6 ABSENCE OF CERTAIN CHANGES.

     (a) Except as disclosed in the Parent SEC Documents filed by Parent with the SEC prior to the date of this Agreement (the "Specified Parent SEC Documents"), to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Documents is responsive to the matters set forth in this Section 4.6(a), since December 31, 2005, (i) Parent and its Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practice and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent.

     (b) Except as previously provided to the Company by Parent or as disclosed in the Specified Parent SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Documents is responsive to the matters set forth in this Section 4.6(b), since December 31, 2005 to the date of this Agreement, neither Parent nor any of its Subsidiaries has (i) except as required pursuant to the terms of the Parent Plans as in effect on December 31, 2005 or as required to comply with applicable Law, (A) increased or agreed to increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2005, other than increases in wages, salaries and other cash compensation in the ordinary course of business consistent with past practice, (B) granted any severance or termination pay, (C) entered into or made any loans to any of its officers, directors or employees or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons or (D) adopted or amended, or accelerated the payment or vesting of benefits under, any Parent Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Parent's capital stock, other than regular quarterly cash dividends on the Parent Preferred Stock, the timing and amount of which are set forth in Section 4.6(b) of the Parent Disclosure Letter, (iii) effected or authorized any split, combination or reclassification of any of the Parent's capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of the Parent's capital stock, except for issuances of Parent Common Stock upon the exercise of Parent Options, in each case in accordance with their terms at the time of exercise, (iv) changed in any material respect, or had knowledge of any reason that required any material change in, any accounting methods (or underlying assumptions), principles or practices of Parent or its Subsidiaries, including any material reserving, renewal or residual method, practice or policy, (v) made or changed any material Tax election, settled or compromised any material income Tax liability, or materially amended any Tax return, (vi) made any material change in the policies and procedures of Parent or its Subsidiaries in connection with trading activities, (vii) purchased or acquired any material assets, or sold, leased, exchanged, transferred, licensed, farmed-out or otherwise disposed of any material Parent Asset, in each case other than in the ordinary course of business consistent with past practice, (viii) revalued, or had knowledge of any reason that required revaluing, any material Parent Assets in any material respect, including writing down the value of any material Parent Assets or writing off notes or accounts receivable, in each case in any material respect and other than in the ordinary course of business consistent with past practice,
(ix) amended its certificate of incorporation, bylaws or other organizational documents, (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing, (xi) discharged or satisfied any Indebtedness or paid any obligation or liability, absolute or contingent other than current liabilities incurred and paid in the ordinary course of business and consistent with past practice, or suffered or permitted any Lien to arise or be granted or created against or upon any of its assets other than Permitted Liens, any Lien arising, granted or created in connection with a disposition of a Parent Asset permitted under clause (vii) above, and Liens which individually or in the aggregate would not have a Material Adverse Effect on Parent, or (xii) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

     SECTION 4.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Specified Parent SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Documents is responsive to the matters set forth in this Section 4.7, since the date of the Parent Financial Statements, neither Parent nor any of its Subsidiaries has become subject to any liabilities or obligations (whether absolute, accrued, contingent, determinable, determined or otherwise), except for (i) liabilities that, individually or in the aggregate, have not had, or would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, other than liabilities disclosed in the Parent Financial Statements, (ii) liabilities in respect of Litigation (which are the subject of Section 4.10), and (iii) liabilities under Environmental Laws (which are the subject of Section 4.14). Neither Parent nor any of its Subsidiaries is in default in respect of the terms and conditions of any Indebtedness or other agreement which individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent.

     SECTION 4.8 PROXY STATEMENT; FORM S-4; MERGER DOCUMENTS. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in (a) the S-4 at the time the S-4 becomes effective under the Securities Act or (b) the Proxy Statement (and any amendment thereof or supplement thereto) at the date(s) mailed to the stockholders of the Company and Parent, at the time of the Company Special Meeting, at the time of the Parent Stockholders' Meeting and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the S-4 will comply in all material respects with the provisions of the Exchange Act, except that no representation is made by Parent or Purchaser with respect to statements made in the Proxy Statement based on information supplied to Parent or Purchaser by the Company for inclusion in the Proxy Statement or the S-4.

     SECTION 4.9 PARENT EMPLOYEE BENEFIT PLANS; ERISA.

     (a) Section 4.9(a) of the Parent Disclosure Letter contains a complete and correct list as of the date of this Agreement of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, hospitalization or other medical, life or other insurance, disability, other welfare, supplemental unemployment, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other director or employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by Parent, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Parent ERISA Affiliate"), that together with Parent or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which Parent or a Parent ERISA Affiliate is party, whether written or oral, for the benefit of any current or former officer, employee or director of Parent, any of its Subsidiaries or any Parent ERISA Affiliate (the "Parent Plans"). Section 4.9(a) of the Parent Disclosure Letter contains the name of the Parent's ERISA Affiliates.

     (b) With respect to each Parent Plan, Parent has heretofore delivered to the Company complete and correct copies of each of the following documents (including all amendments to such documents), as applicable:

          (i) the Parent Plan or a written description of any Parent Plan not in writing;

          (ii) a copy of the most recent annual report or Internal Revenue Service Form 5500 Series that is required to be filed, including all related reports required therewith;

          (iii) a copy of (1) the most recent Summary Parent Plan Description ("Parent SPD") required to be prepared and distributed, together with (2) all Summaries of Material Modification required to be issued with respect to such Parent SPD and (3) all other material employee communications relating to each Parent Plan distributed by Parent or any of its Subsidiaries from December 31, 2004 to the date of this Agreement;

          (iv) if the Parent Plan or any obligations thereunder are funded through a trust or any other funding vehicle or through insurance, the trust or other funding agreement and the latest financial statements thereof or evidence of insurance coverage thereof;

          (v) all contracts relating to the Parent Plan with respect to which Parent or any Parent ERISA Affiliate may have any material liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements;

          (vi) if the Parent Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service; and

          (vii) all material communications between Parent or any Parent ERISA Affiliate and any Governmental Entity.

     (c) No Parent Plan in effect as of the date hereof is subject to Title IV or Section 302 of ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that would be reasonably likely to result in Parent or any Parent ERISA Affiliate incurring any such liability. Insofar as the representation made in this Section 4.9(c) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, such representation is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Parent or any Parent ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

     (d) None of Parent, any Parent ERISA Affiliate, any of the Parent Plans, any trust created thereunder and, to the Knowledge of Parent, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action with respect to a Parent Plan in connection with which Parent, any of its Subsidiaries or any Parent ERISA Affiliate would be reasonably likely to be subject to a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

     (e) All contributions required to be made by Parent and its ERISA Affiliates with respect to any Parent Plan on or prior to the Closing Date have been timely made or are reflected on the consolidated balance sheet of Parent dated as of December 31, 2005 contained in the Specified Parent SEC Documents. Since December 31, 2005, there has been no amendment to, written interpretation of or announcement (whether or not written) by Parent or any Parent ERISA Affiliate relating to, or change in the terms of employee participation or coverage under, any Parent Plan that would increase materially the expense of maintaining such Parent Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

     (f) Each of the Parent Plans has been operated and administered by Parent and its ERISA Affiliates in all material respects in accordance with applicable Laws, including ERISA and the Code.

     (g) With respect to each of the Parent Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code, Parent has received a currently effective determination letter from the IRS stating that it is so qualified, such letter has not been revoked, and, to the Knowledge of Parent, no event has occurred that would be reasonably likely to adversely affect such qualified status. No fund established under a Parent Plan is intended to satisfy the requirements of Section 501(c)(9) of the Code.

     (h) No amounts paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property or otherwise) under the Parent Plans as a result of the transactions contemplated hereby (either alone or in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code or fail to be deductible for federal income Tax purposes by virtue of Sections 280G or 162(m) of the Code.

     (i) No Parent Plan provides death, medical, hospitalization or similar benefits (whether or not insured) with respect to any current or former employee of Parent, its Subsidiaries or any Parent ERISA Affiliate after retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof).

     (j) There has been no amendment to, or announcement by the Parent or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Parent Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. The execution of this Agreement, the stockholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event,
(i) entitle any current or former employee, officer or director of Parent, any of its Subsidiaries or any Parent ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment under any Parent Plan, or
(ii) accelerate the time of payment or vesting of, increase the amount of or otherwise enhance any benefit due any such employee, officer or director under any Parent Plan.

     (k) To the Knowledge of Parent, neither Parent nor any Subsidiary has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and no Parent ERISA Affiliate or any of its Subsidiaries has incurred a Tax under Section 5000(a) of the Code which is or could become a liability of Parent or any of its Subsidiaries.

     (l) There is no pending or, to the Knowledge of Parent, threatened material Litigation by, on behalf of or against any Parent Plan by any participant or former participant (or beneficiary thereof) in such Parent Plan or otherwise involving such Parent Plan (other than routine claims for benefits) and, to the Knowledge of Parent, no set of circumstances exists that may reasonably give rise to material Litigation, against the Parent Plans, any fiduciaries thereof with respect to their duties to the Parent Plans or the assets of any of the trusts under any of the Parent Plans that could reasonably be expected to result in any material liability of Parent or any of its Subsidiaries to the PBGC, the U.S. Department of the Treasury, the U.S. Department of Labor, any Parent Plan, any participant or former participant in a Parent Plan, or any other party.

     (m) No Parent Plan is a multiple employer plan within the meaning of Code
Section 413(c) or ERISA Section 4063, 4064 or 4066 or a "multiemployer plan" within the meaning of Section 3(37) of ERISA. No Parent Plan is a multiple employer welfare arrangement as defined in ERISA Section 3(40). Neither Parent nor any of its Subsidiaries nor any of their ERISA Affiliates has contributed to, or had an obligation to contribute to, a multiemployer plan.

     (n) All contributions required to be made under each Parent Plan, as of the date hereof, have been timely made and all obligations in respect of each Parent Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date hereof. None of the Parent Plans (as applicable) has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate of Parent has an outstanding funding waiver. None of the Parent Plans (as applicable) has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. Neither Parent nor any of its Subsidiaries has provided, or is required to provide, security to any Parent Plan (as applicable) or to any single employer plan of an ERISA Affiliate of Parent pursuant to Section 401(a)(29) of the Code.

     SECTION 4.10 LITIGATION; COMPLIANCE WITH LAW.

     (a) Except as disclosed in the Specified Parent SEC Documents and except for any of the items or matters covered by the following clauses (i), (ii) and
(iii), that, individually or in the aggregate, has not had, or would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, (i) there is no Litigation pending or, to the Knowledge of Parent, threatened in writing against, relating to or naming as a party thereto Parent or any of its Subsidiaries, any of their respective properties or assets or any of Parent's officers or directors (in their capacities as such), (ii) there is no agreement, order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon Parent, any of its Subsidiaries or any of Parent's officers or directors (in their capacities as such), and (iii) there is no Litigation that Parent or any of its Subsidiaries has pending against other parties, where such Litigation is intended to enforce or preserve rights of Parent or any of its Subsidiaries.

     (b) Each of Parent and its Subsidiaries has complied, and is in compliance with all Laws and Permits which affect the respective businesses of Parent or any of its Subsidiaries, the Parent Real Property and/or the Parent Assets, and Parent and its Subsidiaries have not been and are not in violation of any such Law or Permit; nor has any notice, charge, claim or action been received by Parent or any of its Subsidiaries or been filed, commenced, or to the Knowledge of

Parent, threatened against Parent or any of its Subsidiaries alleging any violation of the foregoing, except in each case for any such noncompliance or violation that has been resolved in all material respects or that individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

     (c) Parent and its Subsidiaries hold all Permits necessary for the ownership, leasing, operation, occupancy and use of the Parent Real Property, the Parent Assets and the conduct of their respective businesses as currently conducted ("Parent Permits"), except where the failure to hold such Parent Permits individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received notice that any Parent Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Parent has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal, in each case except for any such terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Parent Permit, or result in any termination, modification or nonrenewal thereof, except in each case for any such violations, terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

     (d) This Section 4.10 does not relate to matters with respect to (i) Parent Plans, ERISA and other employee benefit matters (which are the subject of Section 4.9), (ii) Tax Laws and other Tax matters (which are the subject of
Section 4.13), (iii) Environmental Laws and other environmental matters (which are the subject of Section 4.14), and (iv) labor matters (which are the subject of Section 4.17).

     SECTION 4.11 INTELLECTUAL PROPERTY.

     (a) Parent and its Subsidiaries own, or possess sufficient and legally enforceable licenses or other rights to use, any and all Technology and Intellectual Property necessary for the conduct of the business and operations of Parent and its Subsidiaries as currently conducted, free and clear of any Liens (except for any Permitted Liens).

     (b) To the Knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe, conflict with or otherwise violate in any material respect any Intellectual Property of any Person, and none of Parent or any of its Subsidiaries has received notice or has knowledge of any such material infringement, conflict or other violation.

     (c) Parent or its Subsidiaries own, or possess sufficient and legally enforceable licenses or other rights to use, all of the material geophysical data used by Parent and its Subsidiaries, free and clear of any Liens (except for any Permitted Liens).

     SECTION 4.12 MATERIAL CONTRACTS.

     (a) Except as disclosed in the Specified Parent SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Documents is responsive to the matters set forth in this Section 4.12(a), as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than hedging or similar arrangements in the ordinary course of business consistent with past practice, (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which materially restrains, limits or impedes Parent's or any of its Subsidiaries' ability to compete with or conduct any business or any line of business (including (A) geographic limitations on Parent's or any of its Subsidiaries' activities, (B) any confidentiality agreement, area of mutual interest or standstill agreement with any third party (or agent thereof) that contains any exclusivity or standstill provisions that are or will be binding on Parent, any of its Subsidiaries or, after the Effective Time, the Surviving Corporation); provided that Parent need not disclose in the Parent Disclosure Letter information related to those agreements which would otherwise be covered by this clause (ii) to the extent such agreements prohibit the Company from disclosing the existence or any terms of such agreements to third parties, except that if any such agreements contain any material restrictions, limits or impediments on the Parent's or its Subsidiaries' ability to compete with or conduct any business or any line of business, such restrictions, limits and impediments shall be disclosed without providing the identity of the parties to the agreements on Parent's Disclosure Letter, (iii) which is a material take-or-pay agreement or other similar agreement that entitles purchasers of production to receive delivery of Hydrocarbons without paying therefor, (iv) which contains a put, call or other right of acquisition or disposition pursuant to which the Parent or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests (including licensing or leasehold interests) of any Person or assets that have a market value or purchase price of more than $5,000,000, or, with respect to calls on production, that obligate the Parent or any of its Subsidiaries to sell Hydrocarbons at a price which is less than market value, (v) which is a partnership or joint venture relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Parent and its Subsidiaries, taken as a whole, in which the Parent, directly or indirectly, owns more than 10% voting or economic interest, or any interest valued at more than $10,000,000 without regard to percentage voting or economic interest, or (vi) which is otherwise material to Parent and its Subsidiaries taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 4.12(a)(i) through (iv), whether or not disclosed in the Specified Parent SEC Documents, is referred to herein as a "Parent Material Contract" (for purposes of clarification, each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC or disclosed in the Specified Parent SEC Documents, is a Parent Material Contract). Parent has previously made available to the Company true, complete and correct copies of each Parent Material Contract other than those which Parent is entitled to omit from the Parent Disclosure Letter pursuant to the proviso to clause (ii) of the first sentence of this Section 4.12(a).

     (b) (i) Each Parent Material Contract is valid and binding and in full force and effect, (ii) Parent and each of its Subsidiaries has performed in all respects all obligations required to be performed by it to date under each Parent Material Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract and (iv) to the Knowledge of Parent, no other party to such Parent Material Contract is in default in any respect thereunder, except in each case for any invalidity, nonperformance, event, condition or default that, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect on Parent.

     SECTION 4.13 TAXES.

     (a) (i) All material Returns required to be filed by or with respect to Parent, its Subsidiaries and each Parent Consolidated Group have been timely filed in accordance with all applicable Laws and all such Returns are true, correct and complete in all material respects, (ii) Parent, its Subsidiaries and each Parent Consolidated Group have timely paid all material Taxes due or claimed to be due and will have paid all material Taxes of Parent, its Subsidiaries and each Parent Consolidated Group that are due on or before the Closing Date, including any installments or estimated payments due, whether or not shown on any Returns, (iii) all material Employment and Withholding Taxes and any other material amounts required to be withheld with respect to Taxes have been either duly and timely paid to the proper Governmental Entities or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to Parent, its Subsidiaries and each Parent Consolidated Group reflected in the balance sheet, dated as of December 31, 2005, included in Parent's Annual Report on Form 10-K for the year ended December 31, 2005 (the "Parent Balance Sheet") are adequate under GAAP, (v) no material deficiencies or other claims for any Taxes asserted or assessed, or, to the Knowledge of Parent, proposed, against Parent or any of its Subsidiaries has not been resolved in all material respects, (vi) there is no material Litigation pending or, to the Knowledge of any of Parent or its Subsidiaries, threatened or scheduled to commence, against or with respect to Parent or any of its Subsidiaries in respect of any Tax or Return, and (vii) since December 31, 1999, neither Parent nor any of its Subsidiaries has received
(A) notice from any federal taxing authority of its intent to examine or audit any of Parent's or any of its Subsidiaries' Returns or (B) notice from any state taxing authority of its intent to examine or audit any of Parent's or any of its Subsidiaries' Returns, other than notices with respect to examinations or audits by any state taxing authority that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

     (b) The statutes of limitations for the federal income Tax Returns of Parent, its Subsidiaries and each Parent Consolidated Group have expired or otherwise have been closed for all taxable periods ending on or before December 31, 1999.

     (c) Since January 1, 2000, neither Parent nor any of its Subsidiaries has been a member of any "affiliated group" (as defined in Section 1504(a) of the Code) or has been included in any "consolidated," "unitary" or "combined" Return (other than Returns which include only Parent and any Subsidiaries of Parent) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality and none of Parent nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision under any state, local or foreign law), or as a successor or transferee.

     (d) There are no Tax sharing, allocation, indemnification or similar agreements or arrangements, whether written or unwritten, in effect under which Parent or any of its Subsidiaries could be liable for any material Taxes of any Person other than Parent or any Subsidiary of Parent.

     (e) Neither Parent nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes, nor is any request for such a waiver or extension pending.

     (f) There are no Liens for Taxes on any asset of Parent or its Subsidiaries, except for Permitted Liens.

     (g) Neither Parent nor any of its Subsidiaries is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement or similar material ruling, memorandum or agreement with any taxing authority.

     (h) Neither Parent nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any "reportable transactions," as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

     (i) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law),
(ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

     (j) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (k) Parent has made available to the Company correct and complete copies of
(i) all U.S. federal income Tax Returns of Parent and its Subsidiaries relating to taxable periods ending on or after December 31, 1999, filed through the date hereof and (ii) any material audit report within the last four years relating to any material Taxes due from or with respect to Parent or any of its Subsidiaries.

     (l) No jurisdiction where Parent or any of its Subsidiaries does not file a Return has made a claim that Parent or any of its Subsidiaries is required to file a Return for a material amount of Taxes for such jurisdiction.

     (m) Within the last three years, neither the Parent nor any of its Subsidiaries has owned any material assets located outside the United States or conducted a material trade or business outside the United States.

     (n) All of the transactions which Parent has accounted for as hedges under SFAS 133 have also been treated as hedging transactions for federal income Tax purposes pursuant to

Treasury Regulation Section 1.1221-2 and have been properly identified as such under Treasury Regulation Section 1.1221-2(f).

     SECTION 4.14 ENVIRONMENTAL MATTERS.

     (a) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, Parent and its Subsidiaries have complied, and are in compliance, with all applicable Environmental Laws, which compliance includes the possession of all Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof and the making and filing with all applicable Governmental Entities of all reports, forms and documents and the maintenance of all records required to be made, filed or maintained by it under any Environmental Law. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received any communication (written or, if oral, one that, to the Knowledge of Parent, would be reasonably likely to result in a formal claim) from any Person, whether a Governmental Entity, citizens group, employee or otherwise, that alleges that Parent or any of its Subsidiaries is not in compliance in any material respect with Environmental Laws and that has not been resolved in all material respects other than any such communications relating to a failure to be in compliance that has not had or would not be reasonably likely to result in fines, penalties or other liabilities of Parent in excess of $1,000,000.

     (b) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, there are no Environmental Claims pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or, to the Knowledge of Parent, against any Person whose liability for any Environmental Claim Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

     (c) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is subject to any liability or obligation (accrued, contingent or otherwise) to cleanup, correct, abate or to take any response, remedial or corrective action under or pursuant to any Environmental Laws, relating to (i) environmental conditions on, under, or about any of the properties or assets owned, leased, operated or used by Parent or any of its Subsidiaries or, to the Knowledge of the Parent, any predecessor thereto at the present time or in the past, including the air, soil, surface water and groundwater conditions at, on, under, from or near such properties, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances, whether on-site at any Parent Real Property, or at any off-site location. Parent has provided or made available to the Company all material studies, assessments, reports, data, results of investigations or audits, analyses and test results, in the possession, custody or control of Parent or any of its Subsidiaries relating to (x) the environmental conditions on, under or about any of the properties or assets owned, leased, operated or used by any of Parent and its Subsidiaries or any predecessor in interest thereto at the present time or in the past and (y) any Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by any Person on, under, about or from, any of the properties, assets and businesses of Parent or any of its Subsidiaries.

     (d) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, to the Knowledge of Parent, there are no past or present actions, activities, circumstances, conditions, events or incidents in violation of Environmental Laws (including the Release, emission, discharge, presence or disposal of any Hazardous Substance in violation of Environmental Laws), that would be reasonably likely to form the basis of any Environmental Claim against Parent or any of its Subsidiaries or against any Person whose liability for such Environmental Claim Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

     (e) Without in any way limiting the generality of the foregoing, neither the Parent nor any of its Subsidiaries owns or operates any underground storage tanks at any property currently owned, leased or operated by Parent or any of its Subsidiaries.

     (f) Neither Parent nor any of its Subsidiaries is required by virtue of the transactions contemplated by this Agreement, or as a condition to the effectiveness of any transactions contemplated by this Agreement, (i) to perform a site assessment for Hazardous Substances at any Parent Real Property or (ii) to remove or remediate any Hazardous Substances from any Parent Real Property.

     SECTION 4.15 PARENT REAL PROPERTY; OPERATING EQUIPMENT.

     (a) Section 4.15(a) of the Parent Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Parent Owned Real Property setting forth information sufficient to specifically identify such Parent Owned Real Property and the legal owner thereof. Parent and its Subsidiaries have good, valid fee simple title to the Parent Owned Real Property, free and clear of any Liens other than Permitted Liens. Each Parent Lease grants the lessee under the Parent Lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Permitted Liens. Each of Parent and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Parent Leases free and clear of any Liens other than Permitted Liens.

     (b) The Parent Real Property constitutes all the fee, leasehold and other interests in real property held by Parent and its Subsidiaries, other than the Parent Oil and Gas Properties. The use and operation of the Parent Real Property in the conduct of the business of Parent and its Subsidiaries does not violate any instrument of record or agreement affecting the Parent Real Property, except for such violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. No current use by Parent and its Subsidiaries of the Parent Real Property is dependent on a nonconforming use or other governmental approval.

     (c) All material operating equipment owned or leased by Parent or any of its Subsidiaries are, in the aggregate, in a state of repair so as to be adequate in all material respects for operation of the Parent Oil and Gas Properties to which such equipment relates in substantially the same manner in which such Properties were operated immediately prior to the date hereof.

     SECTION 4.16 INSURANCE. Section 4.16 of the Parent Disclosure Letter contains a complete and correct list of all material insurance policies maintained by or on behalf of any of Parent and its Subsidiaries as of the date of this Agreement. Parent and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. With respect to any outstanding insurance claim submitted by Parent or any of its Subsidiaries since January 1, 2004, neither Parent nor any of its Subsidiaries has received written notice of any refusal of coverage or other notice that the issuer of the applicable insurance policy or policies is not willing or able to perform its obligations thereunder other than any such refusals or indications of unwillingness or inability that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

     SECTION 4.17 LABOR MATTERS.

     (a) Neither Parent nor any of its Subsidiaries is, or since January 1, 2001 has been, a party to or bound by a collective bargaining agreement or other similar agreement with any labor union or labor organization applicable to the employees of Parent or any of its Subsidiaries, and no such agreement is currently being negotiated. Since January 1, 2001, no representation election petition or application for certification has been filed by any employees of Parent or any of its Subsidiaries, nor is such a petition or application pending with the National Labor Relations Board or any Governmental Entity, and, to the Knowledge of Parent, no labor union is currently engaged in or threatening, organizational efforts with respect to any employees of Parent or any of its Subsidiaries. Since January 1, 2001, no labor dispute, strike, slowdown, picketing, work stoppage, lockout or other collective labor action involving the employees of Parent or any of its Subsidiaries has occurred or is in progress or, to the Knowledge of Parent, has been threatened against Parent or any of its Subsidiaries.

     (b) Except as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, each of Parent and its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, immigration and wages and hours, and is not engaged in any unfair or unlawful labor practice.

     (c) There is no Litigation pending, or to the Knowledge of Parent, threatened between Parent or any of its Subsidiaries, on the one hand, and any of their respective employees or former employees on the other hand, that individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Parent.

     (d) To the Knowledge of Parent, since January 1, 2004, no employee of Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any material applicable Law, in each case, by Parent, any of its Subsidiaries or any of their respective officers or directors.

     SECTION 4.18 AFFILIATE TRANSACTIONS. Section 4.18 of the Parent Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Parent or any of its Subsidiaries,


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on the one hand, and any of their respective officers or directors (or any of their respective affiliates, other than Parent or any of its direct or indirect wholly owned Subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Parent and its Subsidiaries, taken as a whole and (c) are not Parent Plans.

     SECTION 4.19 DERIVATIVE TRANSACTIONS AND HEDGING. Section 4.19 of the Parent Disclosure Letter contains a complete and correct list of all outstanding Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of Parent and its Subsidiaries) entered into by Parent or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement pursuant to which such party has outstanding rights or obligations. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries. Parent and each of its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Parent, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

     SECTION 4.20 DISCLOSURE CONTROLS AND PROCEDURES. Since January 1, 2003, Parent and each of its Subsidiaries has had in place "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that (a) transactions are executed in accordance with management's general or specific authorizations,
(b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets,
(c) access to assets is permitted only in accordance with management's general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and
(f) all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Parent's disclosure controls and procedures ensure that information required to be disclosed by Parent in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. Parent has disclosed, based on its most recent evaluation prior to the date hereof of internal control over financial reporting, to the Parent's auditors and the audit committee of the Board of Directors of Parent (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in


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Parent's internal control over financial reporting. Parent has made available to the Company true and correct copies of any such disclosures made by management to Parent's auditors and audit committee since January 1, 2003. Since January 1, 2003 through the date hereof, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent. Parent has not granted any waivers with respect to its policies regarding ethical conduct.

     SECTION 4.21 OIL AND GAS.

     (a) Parent has furnished the Company prior to the date of this Agreement with a report estimating Parent's and its Subsidiaries' proved oil and gas reserves as of December 31, 2005 as prepared by Netherland, Sewell & Associates, Inc. (the "Parent Reserve Report"). To the Parent's Knowledge, the factual, non-interpretive data on which the Parent Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Parent Reserve Report (and in any supplement thereto or update thereof) was accurate in all material respects.

     (b) All producing oil and gas wells operated by Parent or its Subsidiaries and included in the Parent Oil and Gas Properties have been operated and produced and, to the Knowledge of Parent, drilled, in accordance in all material respects with reasonable, prudent oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable Law.

     (c) All material proceeds from the sale of Hydrocarbons produced from Parent Oil and Gas Properties are being received by Parent and its Subsidiaries in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

     (d) Neither Parent nor any of its Subsidiaries has received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, Parent is neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements.

     (e) Parent and its Subsidiaries have Defensible Title to all oil and gas properties forming the basis for the reserves reflected in the Parent Reserve Report as attributable to interests owned or held by Parent and its Subsidiaries free and clear of all Liens, except for (i) Permitted Liens and (ii) Liens associated with obligations reflected in the Parent Reserve Report, if any. The oil and gas leases and other agreements that provide Parent and its Subsidiaries with operating rights in the oil and gas properties reflected in the Parent Reserve Report are in full


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force and effect as to the oil and gas properties reflected in the Parent
Reserve Report, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. To Parent's Knowledge, the gross and net undeveloped acreage of Parent and its Subsidiaries as reported in Parent's most recent Form 10-K filed with SEC was correct in all material respects as of the date of such Form 10-K.

     (f) No claim, notice or order from any Governmental Entity or other Person has been received by Parent or any of its Subsidiaries due to Hydrocarbon production in excess of allowables or similar violations that could result in curtailment of production after the Closing Date from any unit or oil and gas properties of Parent or any of its Subsidiaries, except any such violations which individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

     (g) All books, records and files of the Parent and its Subsidiaries (including those pertaining to the Parent Oil and Gas Properties, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records)
(a) have been prepared, assembled and maintained in good faith, and (b) to Parent's Knowledge, are accurate in all material respects as they relate to the subject matter thereof.

     (h) None of the material Parent Oil and Gas Properties is subject to any preferential purchase or similar right which would become operative as a result of the transactions contemplated by this Agreement. None of the material Hydrocarbon Contracts contains any rights of the other party or parties thereto to elect a new operator on any of the material Properties, which rights should become operative as a result of the transactions contemplated by this Agreement. Parent and its Subsidiaries have paid all royalties, overriding royalties and other burdens on production due by Parent and its Subsidiaries with respect to Parent Oil and Gas Properties, except for any non-payment of which individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

     SECTION 4.22 INVESTMENT COMPANY. Neither Parent nor any of its Subsidiaries, including Purchaser, is an "investment company," a company "controlled" by an "investment company," or an "investment adviser" within the meaning of the Investment Company Act, or the Advisers Act.

     SECTION 4.23 INTERIM OPERATIONS OF PURCHASER. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated by this Agreement.

     SECTION 4.24 REQUIRED VOTE BY PARENT STOCKHOLDERS. The affirmative vote of the holders of a majority of votes cast at a meeting at which a majority of the outstanding shares of Parent Common Stock and Parent Preferred Stock are present and voting (the "Required Parent Vote") is the only vote of the holders of any class or series of the capital stock of Parent


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necessary to increase the authorized number of shares of Parent Common Stock and to authorize the issuance of Parent Common Stock pursuant to this Agreement under Nasdaq Marketplace Rule 4350 (i)(1)(c) (the "Parent Proposal").

     SECTION 4.25 RECOMMENDATION OF PARENT BOARD OF DIRECTORS; OPINION OF FINANCIAL ADVISOR.

     (a) The Parent Board, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement, the transactions contemplated hereby and the Parent Proposal are fair to, and in the best interests of, the stockholders of Parent, (ii) approving this Agreement, the transactions contemplated hereby and the Parent Proposal, (iii) resolving to recommend approval and adoption of the Parent Proposal to the stockholders of Parent and
(iv) directing that the Parent Proposal be submitted to Parent's stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

     (b) Parent has received an opinion of Petrie Parkman & Co. ("Petrie Parkman") to the effect that, as of the date of this Agreement, the Merger Consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent, a signed copy of which opinion has been, or will promptly be, delivered to the Company. Parent has received the approval of Petrie Parkman to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to Petrie Parkman's review of the Proxy Statement.

     SECTION 4.26 BROKERS. Except for Harris Nesbitt Corp. ("Harris Nesbitt"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, that is or will be payable by Parent or any of its Subsidiaries. Parent is solely responsible for the fees and expenses of Harris Nesbitt as and to the extent set forth in the engagement letter dated February 16, 2006. Parent has previously delivered to the Company a true and correct copy of such engagement letter.

     SECTION 4.27 TAX MATTERS. Neither Parent, nor Purchaser, nor any of Parent's Subsidiaries has taken or agreed to take any action that would prevent the Integrated Transaction from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

     (a) The Acquisition Merger and the Upstream Merger will be carried out strictly in accordance with this Agreement, and there are no other written or oral agreements relating to the Acquisition Merger or Upstream Merger other than those expressly referred to in this Agreement.

     (b) The Acquisition Merger and the Upstream Merger are a part of an integrated plan for Parent to acquire the assets of the Company. The parties intend that the Acquisition Merger and the Upstream Merger will be treated, for federal income tax purposes, as if parent had directly acquired the Company's assets through a "statutory merger" as that term is used in Section 368(a)(1)(A) of the Code

     (c) In connection with the Merger, no shares of Company Common Stock will be acquired by Parent or a Related Person for consideration other than shares of Parent Common


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Stock, except for the Per Share Cash Consideration, payments to holders of
Dissenting Shares, if any, and any cash paid in lieu of issuing fractional shares of Parent Common Stock.

     (d) The fair market value of the Aggregate Merger Consideration will be approximately equal to the fair market value of the shares of Company Common Stock surrendered in the exchange, determined as of the last Business Day before the date of this Agreement.

     (e) Other than cash paid in lieu of issuing fractional shares of Parent Common Stock, neither Parent nor Purchaser (nor any Related Person) has any plan or intention to redeem or otherwise reacquire, directly or indirectly, any shares of Parent Common Stock to be issued in the Merger.

     (f) Parent has no stock repurchase program and has no current plan or intention to adopt such a plan.

     (g) Taking into account that portion of the shares of Company Common Stock exchanged for cash (including without limitation cash received in lieu of fractional shares of Parent Common Stock and any cash paid by Parent with respect to Dissenting Shares), the aggregate fair market value, determined as of the end of the last Business Day before the date of this Agreement, of the Total Stock Consideration will not be less than forty percent (40%) of the value, determined as of the end of the last Business Day before the date of this Agreement, of the consideration paid to the holders of the shares of Company Common Stock outstanding immediately before the Effective Time.

     (h) Neither Parent nor any Related Person owns, nor has it owned during the past five years, any shares of stock of the Company. Neither Parent nor any Related Person has caused any other Person to acquire stock of the Company on behalf of Parent or a Related Person, and will not directly or indirectly acquire any stock of the Company in connection with the Merger, except as described in this Agreement.

     (i) Parent has not, directly or indirectly, transferred any cash or property to the Company (or any entity controlled directly or indirectly by the Company) for less than full and adequate consideration and has not made any loan to the Company (or any entity controlled directly or indirectly by the Company) in anticipation of the Merger.

     (j) There is no intercompany indebtedness existing between Parent and Company, or between Purchaser and Company, that was or will be issued, acquired, or settled at a discount in connection with the Merger.

     (k) Parent and Purchaser will each pay their respective expenses incurred in connection with or as part of the Merger or related transactions. Neither Parent nor Purchaser has paid and will not pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of shares of Company Common Stock in connection with or as part of the Merger or any related transactions (except with respect to Parent's own expenses incurred in connection with the Upstream Merger). Neither Parent nor Purchaser has agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of shares of Company Common Stock.


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     (l) Any compensation paid to the holders of shares of Company Common Stock who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with Parent or the Surviving Corporation (a) will be for services actually rendered or to be rendered, (b) will be commensurate with amounts paid to third parties bargaining at arm's length for similar services, and (c) will not represent consideration for the surrender of the shares of Company Common Stock in the Merger.

     (m) Purchaser is a Delaware corporation wholly and directly owned by Parent and has been newly formed solely to consummate the Merger. Prior to the Effective Time, Purchaser will have no assets other than cash to satisfy capital requirements under state law, and has not, and will not, conduct any business activities or other operations of any kind other than the issuance of its stock to Parent or as otherwise expressly required by this Agreement.

     At the Effective Time, Purchaser will not have or issue any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire any stock in Purchaser.

     (n) Following the Integrated Transaction, Parent will continue the historic business of Company or use a significant portion of its assets in a business, within the meaning of Treasury Regulation Section 1.368-1(d).

     (o) Parent has no plan or intention to liquidate or merge the Company with or into another corporation (other than with and into Parent pursuant to the Upstream Merger); to sell or otherwise dispose of the stock of the Company or any of its assets; or to cause or permit the Company to sell or otherwise dispose of any of its assets or any of the assets acquired from Purchaser except for dispositions made in the ordinary course of business.

     (p) Following the Merger, Parent has no plan or intention to cause the Surviving Corporation to issue additional shares of Surviving Corporation stock that would result in Parent owning stock possessing less than eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote or less than eighty percent (80%) of the total number of shares of all other classes of stock of the Surviving Corporation.

     (q) Parent is paying no consideration for the shares of the Company Common Stock other than the Aggregate Merger Consideration.

     (r) Any Company liabilities assumed or paid by Parent or Purchaser and the liabilities to which the assets of the Company are subject were incurred by the Company in the ordinary course of its business.

     (s) Neither Parent nor Purchaser is an investment company within the meaning of Sections 368(a)(2)(F) of the Code. An investment company is (1) a regulated investment company; (2) a real estate investment trust; or (3) a corporation (i) fifty percent (50%) or more of the value of whose total assets are stock and securities, and (ii) eighty percent (80%) or more of the value of whose total assets are held for investment. In making the fifty percent and eighty percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and a parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if a parent


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

owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding. For this purpose, "total assets" shall not include cash and cash items (including receivables) and government securities.

     (t) Parent has substantial non-tax business purposes and reasons for the Integrated Transaction, and the terms of the Merger are the product of arm's length negotiations.

     (u) Neither Parent nor the Surviving Corporation will take any position on any Return, or take any other Tax reporting position that is inconsistent with the treatment of the Integrated Transaction as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Code Section 1313(a)(1)).

     (v) No stock or securities of Parent will be issued to any Company stockholder for services rendered to or for the benefit of Parent, Purchaser, or the Company in connection with the Merger.

     (w) No stock or securities of Parent will be issued for any indebtedness owed to any Company stockholder in connection with the Merger.

     (x) The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. The total cash that will be paid in the Merger to the holders of Common Company Stock instead of issuing fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be paid in the Merger to the Company stockholders in exchange for their Company Common Stock.

     (y) No stock of Purchaser will be issued in connection with the Merger.

     (z) Parent has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. The stock of Parent has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

     (aa) After the Effective Time, and at all times prior to and as of the effective time of the Upstream Merger (the "Second Effective Time"), Parent will be a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. After the Effective Time, and at all times prior to the Second Effective Time, the Surviving Corporation will be a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

     (bb) After the Effective Time, and at all times prior to the Second Effective Time, the Surviving Corporation's issued and outstanding capital stock will consist solely of 1,000 shares of common stock, all of which will be owned directly by Parent.

     (cc) After the Effective Time, and at all times prior to the Second Effective Time, the Surviving Corporation will not dispose of any assets held by the Surviving Corporation.


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     (dd) After the Effective Time, and at all times prior to the Second
Effective Time, the Surviving Corporation will not incur any additional liabilities, other than liabilities incurred in the ordinary course of business.

     (ee) After the Second Effective Time, Parent will not transfer any of the former assets of the Surviving Corporation to a corporation or other entity as part of a plan that includes either the Acquisition Merger or the Upstream Merger.

     (ff) After the Effective Time, and at all times prior to the Second Effective Time, there will be no indebtedness existing between the Surviving Corporation and Parent.

     (gg) At one or more times during the five-year period leading up to and ending as of the Effective Time of the Merger, Parent was a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code ("USRPHC"). For this purpose, Parent would be a USRPHC if the fair market value of its interests in United States real property (including any interest in a mine, well, or other natural deposit) shall have equaled or exceeded fifty percent (50%) of the sum of the fair market value of its worldwide real property interests plus any other assets used or held for use in its trade or business.

     (hh) Immediately after the Effective Time of the Merger, Parent expects that it will continue to be treated as a USRPHC, taking into account the United States real property owned by Company or Surviving Corporation.

     SECTION 4.28 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article 4, neither Parent, Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Parent, Purchaser or any of their respective affiliates in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE 5

                                   COVENANTS

     SECTION 5.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (w) disclosed in Section 5.1 of the Company Disclosure Letter, (x) expressly contemplated or permitted by this Agreement, (y) required by applicable Law, or (z) agreed to in writing by Parent, after the date of this Agreement and prior to the Effective
Time:

     (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course consistent with past practice, and the Company shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors;


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

     (b) the Company shall not, nor shall it permit any of its Subsidiaries to,
(i) enter into any new line of business, (ii) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures during calendar year 2006 other than (x) capital expenditures and obligations or liabilities incurred or committed to in an amount not greater, in the aggregate, than the amount in the Company's total capital budget for calendar year 2006 approved by the Company Board on January 26, 2006, which has been furnished to Parent prior to the date of this Agreement, plus (y) any other capital expenditure, obligations, liabilities or commitments made by the Company after the date of this Agreement in an aggregate amount not to exceed $10,000,000 provided, however, that notwithstanding the foregoing, the Company shall not commit to incur any expenditure, obligation, liability or other payment with respect to any capital expenditure related to an exploration well in the event the Company's share or portion of the initial authorization for expenditure with respect to such exploration well exceeds $3,000,000 plus (z) expenditures (or obligations or liabilities related thereto) in connection with acquisitions so long as such expenditures with respect to any individual acquisition do not exceed $1,000,000 or (iii) during any rolling three (3) month period, incur or commit to any capital expenditures contemplated by the Company's capital budget described in clause (ii) above in an amount that exceeds, by more than thirty percent (30%) the amounts contemplated by such budget to be incurred or committed to during such three (3) month period;

     (c) the Company shall not, nor shall it permit any of its Subsidiaries to, amend its certificate of incorporation or bylaws or similar organizational documents;

     (d) the Company shall not, nor shall it permit any of its Subsidiaries (other than direct or indirect wholly owned Subsidiaries) to, declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock;

     (e) the Company shall not, nor shall it permit any of its Subsidiaries to
(i) adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements of the Company or any of its Subsidiaries, other than (x) issuances of Company Common Stock pursuant to the Company Options or Performance Stock Awards outstanding on the date of this Agreement (y) issuances of Company Stock Options or Company Stock Awards prior to the Effective Time to directors or new employees in the ordinary course of business and consistent with past practice, or (ii) except as required pursuant to the terms of the Company Plans in effect on the date of this Agreement, redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 5.1(e) other than pursuant to any "cashless" exercise provisions of existing Company Stock Options;

     (f) other than (i) as required pursuant to the terms of the Company Plans in effect on the date of this Agreement (ii) as specifically described on
Section 5.1(f) of the Company Disclosure Letter or (iii) grants of retention bonuses or adoption of retention plans in connection with the transactions contemplated by this Agreement, provided that no such bonuses shall be granted and no awards will be made under any such plans unless the beneficiary thereof agrees to continue his or her employment through the Effective Time and thereafter for a transition period


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

to be determined in the discretion of Parent but not to exceed a time period of 90 days after the Effective Time, and provided further that the aggregate amount of all payments pursuant to such grants, awards or plans after the date hereof shall not exceed $250,000, the Company shall not, nor shall it permit any of its Subsidiaries to, (x) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any former or current director, officer or employee of the Company or any of its Subsidiaries other than to non-officer employees in the ordinary course of business consistent with past practice, (y) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Company Plan (other than entry into employment agreements with new hires in the ordinary course of business consistent with past practice; provided that such employment agreement shall be terminable at will, without penalty to the Company or any of its Subsidiaries), or (z) grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries except termination amounts paid to non-contract employees related to termination of such employee's employment in the Company's ordinary course of business and consistent with past practice;

     (g) the Company shall not, nor shall it permit any of its Subsidiaries to, change its methods of accounting (other than Tax accounting, which shall be governed by clause (m) below) in effect as of the date of this Agreement, except in accordance with changes in GAAP as concurred to by the Company's independent auditors;

     (h) the Company shall not, nor shall it permit any of its Subsidiaries to
(i) other than in the ordinary course of business consistent with past practice acquire any Person or other business organization, division or business by merger, consolidation, purchase of an equity interest or assets, or by any other manner, or (ii) other than in the ordinary course of business consistent with past practice or pursuant to agreements in effect on the date of this Agreement and set forth in Section 5.1(h) of the Company Disclosure Letter, acquire any assets;

     (i) other than the sale or consumption of inventory and Hydrocarbons in the ordinary course of business consistent with past practice or the sale of any assets pursuant to agreements in effect on the date of this Agreement and set forth in Section 5.1(h) of the Company Disclosure Letter or the sale of obsolete or other Company Assets that are to be replaced or discontinued in the ordinary course of business consistent with past practice, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any material Company Assets and shall not, nor shall it permit any of its Subsidiaries to sell, lease exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of any material Company Assets;

     (j) the Company shall not, nor shall it permit any of its Subsidiaries to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Company Assets;

     (k) the Company shall not, nor shall it permit any of its Subsidiaries to,
(i) except as set forth in clause (ii) below, and except for payment of current accounts payable in the ordinary course of business, pay, discharge or satisfy any claims (including claims of stockholders),


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liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of agreements in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case to which the Company or any of its Subsidiaries is bound and except for any payments, discharges or settlements that do not exceed $2,000,000 individually or $5,000,000 in the aggregate, or
(ii) compromise, settle, grant any waiver or release relating to any Litigation, other than settlements or compromises of litigation where the amount paid or to be paid does not exceed $2,000,000 individually or $5,000,000 in the aggregate;

     (l) other than the ordinary advance or reimbursement of expenses in the ordinary course of business consistent with past practice, the Company shall not, nor shall it permit any of its Subsidiaries to, engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement and set forth in Section 3.9(a) or 3.18 of the Company Disclosure Letter), or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates; provided, that for the avoidance of doubt, for purposes of this clause (l), the term "affiliates" shall not include any employees of the Company or any of its Subsidiaries, other than the directors and executive officers thereof;

     (m) except as set forth in Section 5.1(m) of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries to, make or change any material Tax election, change any material method of Tax accounting, grant any material extension of time to assess any Tax or settle any Tax claim, amend any Return in any material respect or settle or compromise any material Tax liability;

     (n) the Company shall not intentionally, nor shall it permit any of its Subsidiaries to intentionally, take any action that would, or could reasonably be expected to, result in any of its representations and warranties set forth in this Agreement becoming untrue in a manner that would give rise to the failure of the closing condition set forth in Section 6.3(a);

     (o) the Company shall not, nor shall it permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger or with respect to an inactive wholly-owned Subsidiary of the Company) or any agreement relating to an Acquisition Proposal, except as provided for in Section 5.3;

     (p) the Company shall not, nor shall it permit any of its Subsidiaries to,
(i) incur or assume any long-term debt, other than any advances, loans or other obligations under the Company Credit Agreement, (ii) incur or assume any short-term Indebtedness other than in the ordinary course of business consistent with past practice or any short-term Indebtedness under the Company Credit Agreement, (iii) modify the terms of any Indebtedness to increase the Company's obligations with respect thereto, provided that the Company may increase the amount outstanding under the Company Credit Agreement and provided further that in addition to any obligations permitted by this section, the Company may incur long-term, short-term or increases in its obligation under existing debt under items (i), (ii) and (iii) in an aggregate amount not to exceed $20,000,000, (iv) assume, guarantee, endorse or otherwise become liable


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

or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a Subsidiary of the Company), except in the ordinary course of business consistent with past practice and in no event exceeding $2,000,000 individually, (v) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company), or by such Subsidiaries to the Company, other than customary loans or advances to employees in accordance with past practice, or (vi) enter into any material commitment or transaction, except in the ordinary course of business consistent with past practice and except as otherwise authorized in Sections 5.2(b), 5.2(h) and 5.2(i);

     (q) the Company shall not, nor shall it permit any of its Subsidiaries to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company's or any of its Subsidiaries' ability to compete with or conduct any business or line of business, including geographic limitations on the Company's or any of its Subsidiaries' activities (other than confidentiality agreements and area of mutual interest agreements entered into in the ordinary course of business);

     (r) except in the ordinary course of business consistent with past practice or as contemplated by this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, modify or amend in any material respect, or terminate, any material contract to which it is a party or waive in any material respect or assign any of its material rights or claims;

     (s) the Company shall not, nor shall it permit any of its Subsidiaries to, fail to maintain in full force and effect its existing insurance policies or insurance with respect to its assets and businesses against such liabilities, casualties, risks and contingencies as is customary in the domestic or applicable foreign oil and gas exploration industry; and

     (t) the Company shall not, nor shall it permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

     Notwithstanding anything in this Section 5.1 to the contrary, the Company shall not intentionally, nor shall it permit any of its Subsidiaries to intentionally, enter into any transaction or take any other action that would be reasonably likely to have a material adverse impact on, or materially delay, the consummation of the transactions contemplated by this Agreement, or that would be reasonably likely to have a Material Adverse Effect on the Company.

     SECTION 5.2 INTERIM OPERATIONS OF PARENT. Parent covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (w) disclosed in
Section 5.2 of the Parent Disclosure Letter, (x) expressly contemplated or permitted by this Agreement, (y) required by applicable Law, or (z) agreed to in writing by the Company, after the date of this Agreement and prior to the Effective Time:

     (a) the business of Parent and its Subsidiaries shall be conducted only in the ordinary course consistent with past practice; and the Parent shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and keep available the services of their current officers and


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

employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors;

     (b) Parent shall not, nor shall it permit any of its Subsidiaries (other than direct or indirect wholly owned Subsidiaries) to, declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock; provided, however, that nothing contained herein shall prohibit Parent from paying the required quarterly cash dividend on Parent Preferred Stock;

     (c) Parent shall not (i) adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements of Parent, other than issuances of stock pursuant to the Parent Plans and with respect to Parent Stock Options and warrants outstanding on the date of this Agreement or issuance of stock options to directors or employees consistent with Parent's ordinary course of business consistent with past practice, or (ii) except as (x) required pursuant to the terms of the Parent Plans in effect on the date of this Agreement, or (y) permitted pursuant to the terms of the certificate of designation of Parent relating to the Parent Preferred Stock, redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 5.2(c) other than pursuant to any "cashless" exercise provisions of existing Parent Options;

     (d) Parent shall not, nor shall it permit any of its Subsidiaries to, change its methods of accounting (other than Tax accounting, which shall be governed by clause (n) below) in effect as of the date of this Agreement, except in accordance with changes in GAAP as concurred to by Parent's independent auditors;

     (e) Parent shall not, nor shall it permit any of its Subsidiaries to, other than in the ordinary course of business consistent with past practice, or pursuant to agreements in effect on the date of this Agreement and set forth in
Section 4.12 of the Parent Disclosure Letter, acquire any Person or other business organization, division or business by merger, consolidation, purchase of an equity interest or assets, or by any other manner, or acquire any assets, where the purchase price for such Persons and assets acquired in one or more transactions exceeds $40,000,000 in the aggregate;

     (f) other than the sale or consumption of inventory and Hydrocarbons in the ordinary course of business consistent with past practice or the sale of any assets pursuant to agreements in effect on the date of this Agreement and set forth in Section 4.12 of the Parent Disclosure Letter or the sale of obsolete or other Parent Assets that are to be replaced or discontinued in the ordinary course of business consistent with past practice, Parent shall not, nor shall it permit any of its Subsidiaries to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any material Parent Assets; provided Parent shall be permitted to take any such actions provided the total value of all assets subject to the activities set forth herein shall not exceed $50,000,000 during the period from the date of this Agreement to the Effective Time;


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

     (g) other than the ordinary advance or reimbursement of expenses in the ordinary course of business consistent with past practice, Parent shall not, nor shall it permit any of its Subsidiaries to, engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement and set forth in the Parent Disclosure Letter), or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Parent's affiliates; provided, that for the avoidance of doubt, for purposes of this clause (g), the term "affiliates" shall not include any employees of the Parent or any of its Subsidiaries, other than the directors and executive officers thereof;

     (h) solely in the case of Parent, Parent shall not amend its certificate of incorporation or bylaws or similar organizational documents provided Parent shall be permitted to amend its Certificate of Incorporation to increase the number of its authorized shares of Parent Common Stock and to effectuate any other transactions contemplated by this Agreement;

     (i) Parent shall not, nor shall it permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than the Merger or with respect to an inactive wholly-owned Subsidiary of Parent); provided, that, this Section 5.2(i) does not apply to the activities permitted by Section 5.2(e) hereto;

     (j) Parent shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business except as may reasonably relate to Parent's existing businesses, or (ii) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures during calendar year 2006 other than (x) capital expenditures and obligations or liabilities incurred or committed to in an amount not greater in the aggregate than the amount in Parent's total capital budget for calendar year 2006 approved by Parent Board on December 8, 2005, which has been furnished to the Company prior to the date of this Agreement plus (y) any other capital expenditure, obligations, liabilities or commitments (other than in connection with acquisitions which is the subject of subparagraph (z)) made by Parent after the date of this Agreement in an aggregate amount not to exceed $10,000,000 provided, however, that notwithstanding the foregoing, Parent shall not incur any expenditure, obligation, liability or other payment with respect to any capital expenditure related to an exploration well in the event Parent's share or portion of the initial authorization for expenditure with respect to such exploration well exceeds $3,000,000 plus (z) expenditures (or obligations or liabilities related thereto) in connection with acquisitions to the extent permitted in Section 5.2(e) hereto;

     (k) Parent shall not, nor shall it permit any of its Subsidiaries to, (i) except as set forth in clause (ii) below, and except for payment of current accounts payable in the ordinary course of business, pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of agreements in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case to which Parent or any of its Subsidiaries is bound, and except for any payments, discharges or settlements that do not exceed $2,000,000 individually or $5,000,000 in the aggregate, or (ii) compromise, settle, grant any waiver or release relating to any Litigation, other than settlements


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

or compromises of litigation where the amount paid or to be paid does not exceed $2,000,000 individually or $5,000,000 in the aggregate;

     (l) Parent shall not, nor shall it permit any of its Subsidiaries to, (i) incur or assume any long-term debt, other than any advances, loans or other obligations under the Parent Credit Agreements, (ii) incur or assume any short-term Indebtedness other than in the ordinary course of business consistent with past practice or any short-term Indebtedness under the Parent Credit Agreements, (iii) modify the terms of any Indebtedness to increase Parent's obligations with respect thereto, provided that Parent may increase the amount outstanding under the Parent Credit Agreements and provided further that in addition to any obligations permitted by this section, Parent may incur long-term, short-term or increases in its obligation under existing debt under items (i), (ii) and (iii) in an aggregate amount not to exceed $20,000,000, (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a Subsidiary of Parent), except in the ordinary course of business consistent with past practice and in no event exceeding $2,000,000 individually,
(v) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of Parent and except as otherwise authorized in Sections 5.2(e) and 5.2(j)), or by such Subsidiaries to Parent, other than customary loans or advances to employees in accordance with past practice, or (vi) enter into any material commitment or transaction, except in the ordinary course of business consistent with past practice and except as otherwise authorized in Sections 5.2(e), 5.2(f), and 5.2(j);

     (m) Parent shall not, nor shall it permit any of its Subsidiaries to, fail to maintain in full force and effect its existing insurance policies or insurance with respect to its assets and businesses against such liabilities, casualties, risks and contingencies as is customary in the domestic or applicable foreign oil and gas exploration industry;

     (n) Parent shall not, nor shall it permit any of its Subsidiaries to, make or change any material Tax election, change any material method of Tax accounting, grant any material extension of time to assess any Tax or settle any Tax claim, amend any Return in any material respect or settle or compromise any material Tax liability; and

     (o) Parent shall not, nor shall it permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

     Notwithstanding anything in this Section 5.2 to the contrary, Parent shall not intentionally, nor shall it permit any of its Subsidiaries to intentionally, enter into any transaction or take any other action that would be reasonably likely to have a material adverse impact on, or materially delay, the consummation of the transactions contemplated by this Agreement, or that would be reasonably likely to have a Material Adverse Effect on Parent.

     SECTION 5.3 ACQUISITION PROPOSALS.

     (a) The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to (i) directly or indirectly initiate, solicit,


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knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (iii) accept an Acquisition Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding,
(A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 5.3) or (B) requiring, intended to cause, or which could reasonably be expected to cause the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement (each an "Acquisition Agreement"). Any violation of the foregoing restrictions by any of the Company's Subsidiaries or by any representatives of the Company or any of its Subsidiaries, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, the Company and the Company Board may take any actions described in clause (ii) or (iii) of this
Section 5.3(a) with respect to a third party if at any time prior to obtaining the Company Required Vote (w) the Company receives a written Acquisition Proposal from such third party (and such Acquisition Proposal was not during such time period initiated, solicited, knowingly encouraged or facilitated by the Company or any of its Subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives), and (x) the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such proposal constitutes or could reasonably be expected to lead to, a Superior Proposal, provided that the Company shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement and (y) the Company has previously disclosed or concurrently discloses or makes available the same information, if any, to Parent as it makes available to such third party and provides to Parent a copy of the Acceptable Confidentiality Agreement that the Company entered into with such third party. Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from taking and disclosing to the Company's stockholders a position with respect to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

     (b) Neither (i) the Company Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or Purchaser), the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change") nor (ii) shall the Company or any of its Subsidiaries execute or enter into an Acquisition Agreement. Notwithstanding the foregoing, at


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any time prior to obtaining the Company Required Vote, and subject to the
Company's compliance at all times with the provisions of this Section 5.3 and
Section 5.6, in response to a Superior Proposal, the Company Board may make a Company Adverse Recommendation Change and enter into an Acquisition Agreement but only so long as the Company terminates this Agreement pursuant to, and after complying with all the provisions of, Section 7.1(d) and 8.1; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change and enter into an Acquisition Agreement in response to a Superior Proposal (x) until four Business Days after the Company provides written notice to Parent (a "Company Notice") advising Parent that the Company Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal and (y) if during such four Business Day period, Parent proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to the Company and its stockholders from a financial point of view as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Company Notice and a new four Business Day period under this Section 5.3(b)).

     (c) Neither the Parent Board nor any committee thereof shall directly or indirectly withdraw (or amend or modify in a manner adverse to the Company), or publicly propose to withdraw (or amend or modify in a manner adverse to the Company), the approval, recommendation or declaration of advisability by the Parent Board or any such committee thereof of this Agreement, the Merger, the other transactions contemplated by this Agreement or the Parent Proposal.

     (d) The parties agree that in addition to the obligations of the Company and Parent set forth in paragraphs (a) through (c) of this Section 5.3, as promptly as practicable after receipt thereof, the Company shall advise Parent in writing of any Acquisition Proposal received from any Person, or any request for information, inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the Parent. The Company shall keep Parent fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party.

     (e) For purposes of this Agreement "Acquisition Proposal" shall mean any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitute 10% or more of the net revenues, net income or the assets


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(based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term "Superior Proposal" shall mean any bona fide written Acquisition Proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) 50% or more of the assets of the Company and its Subsidiaries, taken as a whole, or (B) 50% or more of the then outstanding equity securities of the Company, in each case on terms which a majority of the board of directors of the Company determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be superior to such party and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by the Parent pursuant to this Section 5.3.

     (f) Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 5.3 and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person's consideration of acquiring the Company or any material portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf to the extent such request is permitted or contemplated by such confidentiality agreement.

     SECTION 5.4 ACCESS TO INFORMATION AND PROPERTIES.

     (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the authorized representatives of the other party, including officers, employees, accountants, counsel and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties,


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contracts, commitments, records, data and books and personnel and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other parties all information concerning its business, properties and personnel as the other parties may reasonably request. No party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Company and Parent will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) From the date of this Agreement until the Effective Time, each party and its authorized representatives, including engineers, advisors and consultants, lenders and financing sources, upon reasonable notice and in a manner that does not unreasonably interfere with the business of the applicable party or any of its Subsidiaries, may enter into and upon all or any portion of the real property owned or leased by the other party in order to investigate and assess, as such party reasonably deems necessary or appropriate, the environmental condition of such real property and the other assets or the businesses of such other party or any of its Subsidiaries (an "Investigation"). An Investigation may include a Phase I environmental site assessment, or similar investigation; provided, however, that an Investigation shall not include any sampling or testing of soil and/or ground or surface waters at, on or under any real property. Each party hereto shall, and shall cause each of its Subsidiaries to, cooperate with the other parties in conducting any such Investigation, facilitating further testing or evaluation as may be reasonably prudent with respect to matters identified in the investigation, allow any other party reasonable access to such party's and its Subsidiaries' respective businesses, real property and other assets, together with full permission to conduct any such Investigation, and provide to any other party all plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of such party, its Subsidiaries, or any of their predecessors that are in the possession of such party or any of its Subsidiaries, and all information relating to environmental matters regarding such party's and its Subsidiaries' respective businesses, real property and other assets that are in the possession of such party or any of its Subsidiaries. Under the terms of applicable operating agreements, access to Company Oil and Gas Properties and Parent Oil and Gas Properties which are operated by third parties may require such third-party operator's prior approval and, where applicable, execution of such third-party operator's customary boarding agreement. The Company (with respect to the Company Oil and Gas Properties) or Parent (with respect to the Parent Oil and Gas Properties) shall, upon request of the other party (the "Requesting Party"), request the third party operator's approval for the Requesting Party to access and inspect the affected oil and gas properties. The Requesting Party shall repair any damage to the oil and gas properties resulting from such inspections and shall indemnify, defend and hold harmless the other party, its co-owners, Subsidiaries and its and their respective officers, directors, employees and agents from and against any and all claims, demands, losses, damages or causes of action arising from or relating to the Requesting Party's inspection of the other Party's oil and gas properties, including, without limitation, claims of property damage, personal injury or death of any person arising from or relating to Requesting Party's inspection, regardless of the negligence, strict liability or other fault (but not gross negligence or willful misconduct) of the indemnified party.


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     (c) Parent and the Company will hold any information contemplated under
Sections 5.4(a) and/or (b) above and any notices, agreements or information furnished pursuant to Section 5.3 in accordance with the provisions of the confidentiality agreement between the Company and Parent, dated as of February 13, 2006 (the "Confidentiality Agreement").

     (d) No investigation by Parent or the Company or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

     SECTION 5.5 FURTHER ACTION; REASONABLE BEST EFFORTS.

     (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings, and to assist Parent and Purchaser in obtaining any financing it may arrange in connection with the Merger. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     (b) Each of Parent, Purchaser and the Company shall use their respective reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any applicable Law. Without limiting the foregoing, the Company and Parent shall, as soon as practicable, file any required Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

     (c) Each party shall (i) take all actions necessary to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, Parent shall not be required to take any action to exempt any stockholder of the Company from any such Law.


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     (d) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Surviving Corporation shall take or cause to be taken all such necessary action.

     (e) Each of the parties hereto shall use reasonable best efforts to prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a Governmental Entity precluding, restraining, enjoining or prohibiting consummation of the Merger.

     (f) Notwithstanding the foregoing provisions of this Section 5.5, neither Parent nor Purchaser shall be required to accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Entity, any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) any of the respective businesses of Parent, Purchaser, the Company or any of their respective Subsidiaries, the Company Assets, the Parent Assets, the Company Real Property or the Parent Real Property.

     SECTION 5.6 PROXY STATEMENT; FORM S-4; STOCKHOLDERS' MEETING.

     (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall cooperate in preparing and each shall cause to be filed with the SEC, in connection with the Merger, a joint proxy statement in preliminary form (together with any amendments or supplements thereto, the "Proxy Statement") and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus, and the parties shall file, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Purchaser shall use their respective reasonable best efforts to furnish the information required respectively concerning them and to be included by the SEC in the Proxy Statement, the S-4 and any such statement or schedule. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall as promptly as practicable thereafter mail the Proxy Statement to its stockholders. Parent shall also use reasonable best efforts to obtain all necessary state securities Law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

     (b) If at any time prior to the Effective Time, any event or circumstance relating to the Company or Parent and Purchaser or any of their respective affiliates, or its or their respective officers or directors, should be discovered by the Company, Parent or Purchaser that should be set forth in an amendment to the S-4 or a supplement to the Proxy Statement, the Company, Parent or Purchaser shall promptly inform the other parties hereto thereof in writing. All documents that the Company or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act. The parties shall notify each other promptly of the time when the S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its


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Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the S-4 or the Merger and (ii) all orders of the SEC relating to the S-4.

     (c) The Company, acting through the Company Board, shall, in accordance with its certificate of incorporation and bylaws and with applicable Law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date upon which the S-4 becomes effective for the purposes of voting upon the adoption of this Agreement and the approval of the consummation of the transactions contemplated by this Agreement, including the Merger, a special meeting of its stockholders for the sole purpose of considering and taking action upon this Agreement (such meeting, including any postponement or adjournment thereof, the "Company Special Meeting"), and shall use its reasonable best efforts to hold the Company Special Meeting as soon as practical but no later than 45 days after such date. Except as otherwise provided in
Section 5.3(b), the Company, acting through the Company Board, shall (i) recommend adoption of this Agreement and include in the Proxy Statement such recommendation, and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation, or take any action or make any statements in connection with the Company Special Meeting inconsistent with such recommendation, and (ii) use its reasonable best efforts to solicit and obtain such adoption.

     (d) Parent, acting through the Parent Board, shall, in accordance with its certificate of incorporation and bylaws and with applicable Law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date upon which the S-4 becomes effective for the purposes of voting upon the Parent Proposal a meeting of its stockholders (such meeting, including any postponements or adjournments thereof, the "Parent Stockholders' Meeting"), and shall use its reasonable best efforts to hold the Parent Stockholders' Meeting as soon as practical but no later than 45 days after such date. Parent, acting through the Parent Board, shall (i) recommend approval of the Parent Proposal and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain such approval.

     SECTION 5.7 NOTIFICATION OF CERTAIN MATTERS.

     (a) The Company shall give prompt notice to Parent of any fact, event or circumstance as to which the Company obtains knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 6.3(a) or 6.3(b). Parent and Purchaser shall give prompt notice to the Company of any fact, event or circumstance as to which Parent or Purchaser obtains knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 6.2(a) or 6.2(b).

     (b) Immediately prior to Closing, the Company shall provide Parent with a complete list of the number of employee terminations (other than (i) voluntary resignations without good reason and (ii) terminations for cause) for the 90-day period prior to Closing, by facility or geographic site of employment, provided that such list need not reflect the termination of any employee whose aggregate annual salary is less than $50,000.


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     SECTION 5.8 DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION.

     (a) After the Effective Time, the Surviving Corporation and Parent shall
(i) indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and any of its Subsidiaries in such capacities ("Indemnified Parties") to the fullest extent permitted by applicable Law, in each case against any losses, damages, expenses or liabilities resulting from any claim, liability, loss, damage, cost or expense, asserted against, or incurred by, an Indemnified Party that is based on the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and arising out of or pertaining to actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time and (ii) take all necessary actions to ensure that Parent's director's and officer's liability insurance continues to cover each Company Director and each officer and director of the Company, in each case so long as they remain employed or retained by Parent or any affiliate of Parent (including the Surviving Corporation) as an officer or director. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Parent shall and shall cause Surviving Corporation to pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such Action to the fullest extent permitted by applicable Law, and, if required, upon receipt of any undertaking required by applicable Law, and (ii) Parent will, and will cause Surviving Corporation to, cooperate in the defense of any such matter; provided, however, none of Parent or Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). With respect to any determination of whether an Indemnified Party is entitled to indemnification by Parent or Surviving Corporation under this Section 5.8, the Indemnified Party shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by the Indemnified Party and approved by Parent (which approval shall not be unreasonably withheld), and who has not otherwise performed material services for Parent or the Indemnified Party within the last three years.

     (b) The rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any action or suit, or in the certificate of incorporation, bylaws and any indemnification agreement of the Company or its Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect.

     (c) At the Effective Time, Parent shall or shall cause the Surviving Corporation to maintain, directors' and officers' liability insurance under a policy and with a company reasonably acceptable to the Company covering, for a period of six years after the Effective Time, the directors and officers of the Company and its Subsidiaries who are or at any time prior to the Effective Time were covered by the Company's existing directors' and officers' liability insurance with respect to claims arising from facts or events that occurred before the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time), with coverage substantially similar to such directors' and officers' liability insurance in effect on the date of this Agreement.

     (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the


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Company, or any of their respective Subsidiaries, under the DGCL or otherwise.
The provisions of this Section 5.8 shall survive the consummation of the Merger, are expressly intended to benefit each of the Indemnified Parties, and may not be amended or terminated after the Effective Time in a manner contrary to the interest of an Indemnified Party without the consent of such Indemnified Party.

     (e) Notwithstanding any other provisions hereof, the obligations of Parent contained in this Section 5.8 shall be binding upon the successors and assigns of Parent. In the event Parent or any of its respective successors or assigns
(i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume and honor the obligations set forth in this Section 5.8.

     SECTION 5.9 PUBLICITY. Neither the Company, Parent, Purchaser nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated by this Agreement without the prior consultation of the other party, except as may be required by Law or by any listing agreement with Nasdaq or the NYSE. In addition, each of the Company, Parent and Purchaser agrees to consult with the other party before issuing any press release or other announcement with respect to its business, except as may be required by Law or by any listing agreement with the Nasdaq or the NYSE if all reasonable best efforts have been made to consult with the other party.

     SECTION 5.10 STOCK EXCHANGE LISTING. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq subject to official notice of issuance, as of the Effective Time.

     SECTION 5.11 EMPLOYEE BENEFITS.

     (a) Nothing in this Agreement shall be construed as requiring Parent or any of its affiliates to employ any employee of the Company for any length of time following the Effective Time. Except as specifically provided in this Agreement, nothing in this Agreement, express or implied, shall be construed to prevent Parent or its affiliates from (i) terminating, or modifying the terms of employment of, any Company employee following the Closing Date or (ii) terminating or modifying to any extent any Company Plan (including the Company's Star Program) or any other employee benefit plan, program, agreement or arrangement that Parent or its affiliates may establish or maintain.

     (b) The severance policy and practices of the Company as set forth in the employee handbook of the Company as of the date of this Agreement and a copy of which is attached to the Company Disclosure Letter as Annex A (the "Company Severance Policy") as they apply to Eligible Employees shall remain in full force and effect and shall not be modified or amended for a period of 24 months after the Effective Time. Prior to the Effective Time, the Company shall cause the Company Severance Policy to be modified to provide that (i) any Eligible Employee who is terminated for any reason other than cause, or who resigns for Good Reason shall be entitled to severance payments and other benefits of the type and in the amount set forth in the Company Severance Policy and (ii) Eligible Employees must resign within ten (10) Business


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Days of receiving notice of an event constituting Good Reason in order to be entitled to such severance payments and benefits. The Company Severance Policy shall also be modified to provide that all severance payments due thereunder shall be payable at the time of the Eligible Employee's termination of employment, whether by reason of termination of the Eligible Employee for any reason other than cause or such person's resignation for Good Reason. For purposes of this Section 5.11, "Good Reason" shall mean (i) any reduction in an Eligible Employee's annual base salary or expected total compensation (including bonus and benefits) or (ii) requiring such Eligible Employee to be based at any office location further than 25 miles from such Eligible Employee's office location as of the Effective Time. Notwithstanding anything herein to the contrary, Parent shall not be obligated to make any payments set forth in the Company Severance Policy until each Eligible Employee of the Company entitled to such payments executes and delivers a waiver and release to Parent substantially in the form attached to the Company Disclosure Letter as Annex B.

     (c) Within thirty (30) days after the Effective Time, Parent shall pay to each of the persons set forth in Section 5.11(c) of the Company Disclosure Letter the amount set forth in such Section 5.11(c) in respect of such person's "protected vacation hours." After the Effective Time, all employees of the Company shall be subject to, and entitled to the benefits of, Parent's vacation policies; provided, however, that each such employee shall be entitled to no less annual vacation time than such employee was entitled to immediately prior to the Effective Time and such employee will receive credit for all unused vacation balances as of the Effective Time under the Parent's vacation policy. To the extent allowed by law and the terms of Parent's plans, for purposes of determining years of service, eligibility, vesting and benefit levels with Parent or its affiliates with regard to employee benefits offered by Parent or its affiliates, years of service in which a Company employee has been employed by the Company or its predecessors shall be counted. To the extent allowed by Law and the terms of Parent's plans, following the Effective Time, for purposes of each Parent plan in which any continuing employee or his or her eligible dependents is eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, (i) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable Company plan as of the Effective Time (or, if later, any applicable plan transition date), (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Effective Time for the plan year in which the Effective Time (or such transition date) occurs and
(iii) credit the existing 2006 personal time off hours granted by the Company to the Parent's sick leave plan. In order to implement the intent of Section 5.11(c), Parent shall take all reasonable actions to amend the Parent's plans.

     (d) Part I of Section 5.11(d) of the Company Disclosure Letter sets forth, with respect to each officer of the Company that is a party to an employment agreement, the cash severance payments, bonus and vacation pay, if any, that would be due to such officer under each officer's employment agreement upon a Change in Control (as defined therein, and either alone or in conjunction with any other event). Parent acknowledges that the transactions contemplated by this Agreement shall be a Change of Control under such employment agreements and that Parent shall, at the Effective Time, be responsible for all of the obligations of the Company thereunder. Notwithstanding the terms of such employment agreements, at the Effective Time, with respect to each senior officer who is terminated for any reason other than "Cause" or who terminates his employment for "Good Reason" in each case as defined in and pursuant to the terms of his


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employment agreement, each of the employment agreements of the senior officers will be terminated and any nonsolicitation provisions therein will also be terminated and will not survive the Effective Time. The Purchaser and Parent hereby acknowledge and agree that the employment of the Persons set forth under
Part II of Schedule 5.11(d) will terminate for Good Reason at the Effective Time and that the Effective Time will be the "Termination Date" of each such Person as defined in their respective employment agreements. Notwithstanding anything herein to the contrary, Parent shall not be obligated to make any payments set forth in Section 5.11(d) of the Company Disclosure Letter until each officer of the Company entitled to such payments or that is a party to an employment agreement executes and delivers a waiver and release to Parent substantially in the form attached to the Company Disclosure Letter as Annex C.

     (e) Section 5.11(e) of the Company Disclosure Letter sets forth, with respect to each employee of the Company who is a party to a Change in Control Agreement, the cash severance payments, bonus and vacation pay, if any, that would be due to such officer under each such employee's Change in Control Agreement upon a Change in Control (as defined therein, and either alone or in conjunction with any other event). Parent acknowledges that the transactions contemplated by this Agreement shall be a Change of Control under such agreements and that Parent shall, at the Effective Time, be responsible for all of the obligations of the Company thereunder. Notwithstanding anything herein to the contrary, Parent shall not be obligated to make any payments set forth in
Section 5.11(e) of the Company Disclosure Letter until each employee of the Company entitled to such payments or that is a party to a Change in Control Agreement executes and delivers a waiver and release to Parent substantially in the form attached to the Company Disclosure Letter as Annex D.

     (f) Any plan or bonus right granted in accordance with Section 5.1(f)(iii) related to the retention of officers or employees of the Company shall remain in full force and effect past the Effective Time until all payments thereunder have been paid or satisfied.

     (g) Except to the extent already set forth in Section 5.11 of the Company Disclosure Letter, Section 5.11(g) sets forth all the change of control payments and benefits due to all the officers, directors and employees of the Company in connection with the Merger, the Upstream Merger and the transactions contemplated under this Agreement (whether alone or in conjunction with any other event), including (i) any payments which would be due under the Company Severance Policy, (ii) the value of the Company Stock Awards, the Performance Stock Awards and the Company Options which would accelerate (or the restrictions with respect to which would be lifted) in connection with the transactions contemplated under this Agreement (whether alone or in conjunction with any other event) pursuant to the terms of the Company Plans and any agreements or award certificates thereunder, and (iii) any bonus, retention, vacation, insurance premium payments or any other payments or benefits which would become due in connection with the transactions contemplated under this Agreement (either alone or in conjunction with any other event), including pursuant to the plans listed on Section 3.9(a) of the Company Disclosure Letter, or which would become due as a result of this Section 5.11.

     (h) After the Effective Time, the Company Plans shall not be amended or modified in a manner that would result in the termination of, or have an adverse effect on, options or awards previously granted thereunder or in a manner that would result in any such option or award


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becoming deferred compensation under Section 409A of the Code (including, but not limited to, any amendment or modification that would result in the grandfather provisions provided in guidance issued under Section 409A of the Code being inapplicable to such option or award), except in each case in accordance with or pursuant to the terms of the Company Plans and any agreements or award certificates thereunder.

     SECTION 5.12 APPOINTMENT OF DIRECTORS. Immediately following the Effective Time Parent shall take all corporate action necessary or advisable to cause the election or appointment of nine (9) individuals who meet the criteria described in Section 5.12 of the Company Disclosure Letter as directors of Parent in the classes described in such Section 5.12 of the Company Disclosure Letter. Parent and the Company acknowledge and agree that Parent will have the right to designate five (5) of such individuals and the Company will have the right to designate four (4) of such individuals. If any person designated by a party pursuant to this Section 5.12 refuses to serve as a director or ceases to be eligible, willing or able to serve as a director prior to the Effective Time, then the vacancy resulting therefrom shall be filled by another person designated by the party that designated the original designee provided such person meets the criteria described in Section 5.12 of the Company Disclosure Letter. Immediately following the Effective Time, Parent shall also cause the Board of Directors of Parent to appoint to each committee thereof at least one of its members who is a Company designee and at least one who is a Parent designee.

     SECTION 5.13 CERTAIN TAX MATTERS.

     (a) Parent and the Company shall each use their reasonable best efforts to cause the Integrated Transaction to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and before or after the Effective Time, neither Parent nor the Company shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Integrated Transaction to fail to qualify as a reorganization under Section 368(a) of the Code.

     (b) Parent and the Company shall comply with the record keeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g).

     (c) Parent and the Company shall each use its reasonable best efforts to obtain the Tax opinions set forth in Sections 6.2(d) and 6.3(d).

     (d) Officers of Parent, Purchaser and the Company shall execute and deliver to Andrews Kurth, LLP, Tax counsel for the Company, and Thompson & Knight, LLP, Tax counsel for Parent, certificates substantially in the form agreed to by the parties and such law firms at such time or times as may reasonably be requested by such law firms, including prior to the time the S-4 is declared effective by the SEC and the Effective Time, in connection with such Tax counsel's respective delivery of opinions pursuant to Sections 6.2(d) and 6.3(d). Each of Parent, Purchaser and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which


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would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.13(d).

     (e) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Integrated Transaction that are required or permitted to be filed on or before the Effective Time. Each of Purchaser and the Company shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity, which becomes payable in connection with the Integrated Transaction.

     SECTION 5.14 AGREEMENTS OF RULE 145 AFFILIATES. Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent and Purchaser a list identifying all persons who, at the time of the meeting of the Company's stockholders, the Company believes may be deemed to be "affiliates" of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Company Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each person who is identified as a Company Rule 145 Affiliate in such list to execute and deliver to Parent, at or prior to the Effective Time, a written agreement in substantially the form attached hereto as Exhibit C (a "Company Rule 145 Agreement"). As an inducement to such Company Rule 145 Agreements, Parent shall enter into a written registration rights agreement with such Company Rule 145 Affiliates in substantially the form attached hereto as Exhibit D (the "Registration Rights Agreement").

     SECTION 5.15 ACQUISITION RIGHT.

     (a) In the event the Merger fails to close for any reason, Parent shall promptly provide the Property Information to the Company, and the Company shall be entitled to purchase from Parent, at the Company's option exercisable by written notice to Parent within thirty days after receipt of the Property Information, fifty percent (50%) of any Oil and Gas Properties (the value of which exceeds $1,000,000, in which Parent does not hold any interest as of the date of this Agreement) which Parent acquired or entered into a contract or agreement to acquire during the period from the date of this Agreement until the termination of this Agreement. Notwithstanding the foregoing, the Company shall not have an option to acquire any of the Oil and Gas Properties in the Flower Prospect in Scott, Logan and Yell Counties in Arkansas. The Company's failure to notify Parent of its election within such thirty (30) day period shall be deemed an election not to exercise the option. If the Company timely exercises such option, the purchase price for the Oil and Gas Properties to be acquired by the Company pursuant to such option, shall be in an amount equal to fifty percent (50%) of the amount paid by Parent for the Oil and Gas Properties of Parent that are subject to such option based on the value allocated to such Oil and Gas Properties in the purchase by Parent (including all reasonable expenses incurred in connection with such purchase, and adjusted to reflect the economic effective date of the purchase by the Company) in cash. Subject to receipt of required third party consents (other than governmental consents customarily obtained post-acquisition) and waiver or expiration of applicable preferential purchase rights, such purchase by the Company from Parent shall close within ten (10) days after the Company timely delivers its written notice of intent to purchase to


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Parent. In the event any portion of the offered Oil and Gas Properties are subject to third party consents which have not been obtained, or preferential purchase rights which have not expired or been waived, prior to the scheduled closing date, then the parties shall proceed to closing as to the unaffected Oil and Gas Properties only, and closing on the Oil and Gas Properties that are affected by such preferential purchase rights and/or consents shall be delayed until such consents have been obtained and such preferential rights have expired or been waived. In the event such consents have not been obtained, or the preferential purchase rights have not expired or been waived, within ninety (90) days after the initial closing, then the Company may, upon written notice to Parent, terminate its agreement to purchase the Oil and Gas Properties affected thereby. The Company shall pay 50% of the costs incurred by Parent, and be entitled to fifty percent (50%) of the revenues, associated with the operations of such Oil and Gas Properties from the date of purchase by Parent of such Oil and Gas Properties until the closing of the sale of 50% of such Oil and Gas Properties to the Company pursuant to this Section 5.15. The sale of such Oil and Gas Properties by Parent to the Company shall be without representations, warranties or recourse against Parent, provided, however, that the Company shall be subrogated to all warranties and indemnities made by Parent's predecessors in title relating to such Oil and Gas Properties, except to the extent such warranties and indemnities are not transferable.

     (b) In the event the Merger fails to close for any reason, Parent shall be entitled to purchase from the Company, at Parent's option exercisable by written notice to the Company within thirty days after receipt of the Property Information, fifty percent (50%) of any Oil and Gas Properties (the value of which exceeds $1,000,000, in which the Company does not hold any interest as of the date of this Agreement) which the Company acquired or entered into a contract or agreement to acquire during the period from the date of this Agreement until the termination of this Agreement. Notwithstanding the foregoing, Parent shall not have an option to acquire any of the Oil and Gas Properties in the Terryville Field. Parent's failure to notify the Company of its election within such thirty (30) day period shall be deemed an election not to exercise the option. If Parent timely exercises such option, the purchase price for the Oil and Gas Properties to be acquired by Parent pursuant to such option shall be in amount equal to fifty percent (50%) of the amount paid by the Company for the Oil and Gas Properties of the Company that are subject to such option based on the value allocated to such Oil and Gas Properties in the purchase by the Company (including all reasonable expenses incurred in connection with such purchase, and adjusted to reflect the economic effective date of the purchase by Parent) in cash. Subject to receipt of required third party consents (other than governmental consents customarily obtained post-acquisition) and waiver or expiration of applicable preferential purchase rights, such purchase by Parent from the Company shall close within ten (10) days after Parent timely delivers its written notice of intent to purchase to the Company. In the event any portion of the offered Oil and Gas Properties are subject to third party consents which have not been obtained, or preferential purchase rights which have not expired or been waived, prior to the scheduled closing date, then the parties shall proceed to closing as to the unaffected Oil and Gas Properties only, and closing on the Oil and Gas Properties that are affected by such preferential purchase rights and/or consents shall be delayed until such consents have been obtained and such preferential rights have expired or been waived. In the event such consents have not been obtained, or the preferential purchase rights have not expired or been waived, within ninety (90) days after the initial closing, then the Company may, upon written notice to Parent, terminate its agreement to purchase the Oil and Gas Properties affected thereby. Parent shall pay 50% of the costs incurred by the Company, and be entitled to fifty percent (50%) of the revenues, associated


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

with the operations of such Oil and Gas Properties from the date of purchase by the Company of such Oil and Gas Properties until the closing of the sale of 50% of such Oil and Gas Properties to Parent pursuant to this Section 5.15. The sale of such Oil and Gas Properties by the Company to Parent shall be without representations, warranties or recourse against the Company, provided, however, that Parent shall be subrogated to all warranties and indemnities made by the Company's predecessors in title relating to such Oil and Gas Properties, except to the extent such warranties and indemnities are not transferable.

                                    ARTICLE 6

                                   CONDITIONS

     SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

     (a) (i) This Agreement and the Merger shall have been adopted and approved by the Company Required Vote and (ii) the Parent Proposal shall have been approved and adopted by the Required Parent Vote;

     (b) No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal;

     (c) Other than filing the Certificate of Merger and the Certificate of Upstream Merger in accordance with the DGCL, all authorizations, consents and approvals of all Governmental Entities required to be obtained prior to consummation of the Merger shall have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on any party to this Agreement;

     (d) The S-4 shall have been declared effective, and no stop order suspending the effectiveness of the S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

     (e) The shares of Parent Common Stock issuable to the stockholders of the Company in the Merger and to the holders of the Company Options, Company Stock Awards, and Performance Stock Awards shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

     SECTION 6.2 CONDITIONS TO THE OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a) (i) The representations and warranties of each of Parent and Purchaser set forth in Sections 4.2, 4.3, 4.5(a) and all statements set forth in Section
4.27 (relating to Taxes) shall be


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true and correct in all material respects both at and as of the date of this
Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of each of Parent and Purchaser set forth in this Agreement (other than the representations and warranties set forth in Sections 4.2, 4.3, 4.5(a) and all statements set forth in Section 4.27 (relating to Taxes)), shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by each of two senior executive officers of Parent to the foregoing effect;

     (b) Each of Parent and Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement, and the Company shall have received a certificate signed on behalf of each of Parent and Purchaser by the Chief Executive Officer or Chief Financial Officer of each of Parent and Purchaser to such effect;

     (c) There shall not be pending any suit, action or proceeding by any Governmental Entity seeking to restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement;

     (d) The Company shall have received the opinion of Andrews Kurth LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, on the date on which the S-4 is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Purchaser and the Company, all of which are consistent with the state of facts existing as of the date on which the S-4 is filed and the Effective Time, as applicable, to the effect that (i) the Integrated Transaction will qualify as a reorganization within the meaning of
Section 368(a) of the Code and (ii) the Company and Parent will each be a "party to the reorganization" within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 6.2(d), Andrews Kurth LLP shall have received and may rely upon the certificates and representations referred to in Section 5.13(d);

     (e) Parent must have delivered to its counsel, the Company and the Company's counsel a certificate signed on behalf of Parent by a duly authorized officer of Parent certifying the representations set forth in Section 4.27 and as otherwise reasonably requested by the Company's or Parent's tax counsel;

     (f) During the period from the date of execution of this Agreement until the Effective Time, there shall not have occurred a Material Adverse Effect on Parent;

     (g) On a pro forma basis and after giving effect to all transactions contemplated by this Agreement to occur on the Closing Date, (i) Parent must have funds equal to at least the


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

amount set forth on Section 6.2(g)(i) of the Parent Disclosure Letter available for borrowing under all tests and all provisions set forth in its credit agreements, as in effect on the Closing Date, (ii) no default or event of default would exist under such credit agreements of Parent, and (iii) additional debt in an amount equal to at least the amount set forth on Section 6.2(g)(iii) of the Parent Disclosure Letter would not result in a default or event of default under such credit agreements of Parent and the Company shall have received a certificate of Parent signed on its behalf by its Chief Executive Officer or Chief Financial Officer to such effect; and

     (h) To the extent that any notes remain outstanding under the Parent Indenture, Parent shall have complied with all the applicable provisions of the Parent's Indenture so that on a pro forma basis and after giving effect to all transactions contemplated by this Agreement, no default or event of default will have occurred under the Parent Indenture, and the Company shall have received a certificate of Parent signed on its behalf by its Chief Executive Officer or Chief Financial Officer to such effect. In addition, on a pro forma basis and after giving effect to all transactions contemplated by this Agreement, no default or event of default will have occurred under the Company Indenture (excluding any defaults or events of default in existence under the Company Indenture immediately prior to the Effective Time); provided that, to the extent any notes remain outstanding under the Company Indenture, the Company shall have complied with all the applicable provisions of the Company's Indenture prior to the Effective Time, such that the Company's failure to comply with the applicable provisions of the Company's Indenture shall not have caused the default or event of default occurring on a pro forma basis and after giving effect to all transactions contemplated by this Agreement.

     SECTION 6.3 CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER TO EFFECT THE MERGER. The obligations of Parent and Purchaser to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a) (i) The representations and warranties of the Company set forth in Sections 3.2, 3.3 and 3.5(a) and all statements set forth in Section 3.26 (relating to Taxes) shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Sections 3.2, 3.3 and 3.5(a) and the statements set forth in Section 3.26) shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by each of two senior executive officers of the Company to the foregoing effect;

     (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to


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

the terms of this Agreement, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer to such effect;

     (c) There shall not be pending any suit, action or proceeding by any Governmental Entity seeking to (i) prohibit or limit in any material respect the ownership or operation by the Company, Parent, Purchaser or any of their respective affiliates of a substantial portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to require any such Person to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or (ii) restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement;

     (d) Parent shall have received the opinion of Thompson & Knight, LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, on the date on which the S-4 is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Purchaser and the Company, all of which are consistent with the state of facts existing as of the date on which the S-4 is filed or the Effective Time, as applicable, to the effect that (i) the Integrated Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a "party to the reorganization" within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 6.3(d), Thompson & Knight, LLP, shall have received and may rely upon the affiliate letters, certificates and representations referred to in Section 5.13(d);

     (e) The number of Dissenting Shares shall not exceed 10% of the outstanding shares of Company Common Stock;

     (f) All material consents and approvals of any Person that the Company or Parent or any of their respective Subsidiaries is required to obtain in connection with the consummation of the Merger, including consents and approvals from parties to loans, contracts, leases or other agreements, shall have been obtained, and a copy of each such consent and approval shall have been provided to Parent at or prior to the Closing, except for such consents and approvals the failure of which to be obtained individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on the Company or Parent, as applicable;

     (g) The Company must have delivered to its counsel, Parent and Parent's counsel a certificate signed on behalf of the Company by a duly authorized officer of the Company certifying the representations set forth in Section 3.26 and as otherwise reasonably requested by the Company's or Parent's tax counsel; and

     (h) During the period from the date of execution of this Agreement until the Effective Time, there shall not have occurred a Material Adverse Effect on the Company.


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

                                   ARTICLE 7

                                  TERMINATION

     SECTION 7.1 TERMINATION. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

     (a) By the mutual consent of Parent and the Company in a written instrument.

     (b) By either the Company or Parent upon written notice to the other, if:

          (i) the Merger shall not have been consummated on or before December 31, 2006 (the "Termination Date"); provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

          (ii) any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action (which statute, rule, order, decree, regulation or other action the parties hereto shall have used their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in breach of Section 5.5);

          (iii) the stockholders of the Company fail to adopt this Agreement or approve the Merger and the transactions contemplated hereby by the Company Required Vote at the Company Special Meeting; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b)(iii) if it has breached any of its obligations under Section 5.3 or
     Section 5.6;

          (iv) there shall have been a material breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties, which breach is not cured within thirty days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 6.3(a) (in the case of a breach of representation or warranty by the Company) or Section 6.2(a) (in the case of a breach of representation or warranty by Parent or Purchaser);


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

          (v) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the other parties, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

          (vi) the Parent Proposal shall not have been approved and adopted by the Required Parent Vote at the Parent Stockholders' Meeting; provided that Parent shall not be entitled to terminate this Agreement pursuant to this
     Section 7.1(b)(vi) if it has breached any of its obligations under Section
     5.3 or Section 5.6.

     (c) By Parent, upon written notice to the Company, if prior to obtaining the Company Required Vote (i) the Company, or the Company Board, as the case may be, shall have (A) entered into or recommended, or publicly announced its intention to enter into or recommend, any Acquisition Agreement (whether or not in connection with a Superior Proposal) or (B) approved or recommended, any Acquisition Proposal (whether or not a Superior Proposal), (ii) a Company Adverse Recommendation Change shall have occurred in response to a Superior Proposal or the Company Board shall have resolved to make such Company Adverse Recommendation Change, (iii) the Company shall have breached in any material respect any of its obligations under Section 5.3 or Section 5.6, (iv) a competing tender or exchange offer constituting an Acquisition Proposal shall have commenced and the Company shall not have sent holders of the shares of Company Common Stock pursuant to Rule 14e-2 promulgated under the Exchange Act (within ten business days after such tender or exchange offer is first published, sent or given (within the meaning of Rule 14e-2)), a statement disclosing that the Company Board recommends rejection of such Acquisition Proposal, or (v) the Company or the Company Board shall have resolved to do any of the foregoing.

     (d) By the Company, upon written notice to Parent, if prior to obtaining the Required Company Vote the Company, or the Company Board, as the case may be, shall have (i) entered into any Acquisition Agreement in connection with a Superior Proposal, at all times in compliance in all material respects with the provisions of Section 5.3 hereto, or (ii) approved or recommended any Superior Proposal, at all times in compliance in all material respects with the provisions of Section 5.3; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(d) unless such Superior Proposal did not result from the Company's breach in any material respect of Section 5.3 or
Section 5.6 hereto. No termination pursuant to this Section 7.1(d) shall be effective unless the Company shall simultaneously make the payment required by
Section 8.1.

     (e) By the Company, upon written notice to Parent, if Parent shall have breached in any material respect any of its obligations under Section 5.3 or
Section 5.6.

     (f) By Parent, if the event described in Section 6.3(h) of this Agreement occurs.

     (g) By the Company, if the event described in Section 6.2(f) of this Agreement occurs.


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

     SECTION 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 7.2, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Parent, Purchaser or the Company, except as set forth in Section 8.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

                                   ARTICLE 8

                                  MISCELLANEOUS

     SECTION 8.1 FEES AND EXPENSES.

     (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Section 8.1(e).

     (b) If this Agreement is terminated by Parent pursuant to Section 7.1(c) or by the Company pursuant to Section 7.1(d), then the Company shall pay to Parent in immediately available funds a termination fee in an amount equal to U.S. $45,000,000 (the "Termination Fee").

     (c) In the event that (i) an Acquisition Proposal with respect to the Company has been proposed by any Person (other than Parent and Purchaser or any of their respective affiliates) or any Person has publicly announced its intention (whether or not conditional) to make such Acquisition Proposal, or such Acquisition Proposal or such intention has otherwise become publicly known to the Company's stockholders generally, (ii) thereafter this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(i) or 7.1(b)(iii), and (iii) within twelve months after the termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal with respect to the Company or any of its Subsidiaries is consummated, then the Company shall pay to Parent the Termination Fee in immediately available funds.

     (d) For purposes of clause (iii) of Section 8.1(c) only, the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 5.3(e) except that all references to "10%" therein shall be deemed to be references to "40%".

     (e) Any payment of the Termination Fee pursuant to Section 8.1(b) or 8.1(c) shall be made within one Business Day after termination of this Agreement by wire transfer of immediately available funds to an account designated by Parent. Any payment of the Termination Fee pursuant to Section 8.1(c) shall be made prior to the first to occur of the events described in clause (iii) of Section 8.1(c). The parties acknowledge that the agreements contained in this Section
8.1 are an integral part of the transactions contemplated by this


                                       90

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Agreement, and that, without these agreements, none of the parties would enter into this Agreement; accordingly, if the Company fails promptly to pay or cause to be paid the amounts due pursuant to this Section 8.1, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.1, the Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.1 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     (f) This Section 8.1 shall survive any termination of this Agreement.

     SECTION 8.2 AMENDMENT; WAIVER.

     (a) This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective boards of directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of the stockholders of the Company if such amendment alters or changes (i) the Merger Consideration, or (ii) any terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     (b) At any time prior to the Effective Time, the parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party or
(iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

     SECTION 8.3 SURVIVAL. The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

     SECTION 8.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile


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transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or
(d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to the Company, to:

          KCS Energy, Inc.
          5555 San Felipe, Suite 1200
          Houston, TX 77056
          Facsimile: 713-877-1372
          Attn: James W. Christmas

     with a copy to:

          Andrews Kurth LLP
          600 Travis, Suite 4200
          Houston, TX 77002
          Facsimile: 713-238-7381
          Attn: Diana M. Hudson

          and

     if to Parent or Purchaser, to:

          Petrohawk Energy Corporation
          1100 Louisiana, Suite 4400
          Houston, Texas 77002
          Facsimile: 832-204-2800
          Attn: Floyd C. Wilson

     with a copy to:

          Hinkle Elkouri Law Firm L.L.C.
          301 N. Main, Suite 2000
          Wichita, KS 67202
          Facsimile: 316-660-6011
          Attn: David S. Elkouri

     SECTION 8.5 INTERPRETATION.

     (a) When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or 'including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The word "affiliates" when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this


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Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange
Act. The phrase "the date of this Agreement," "date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 20, 2006.

     (b) The inclusion of any information in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or the Parent Disclosure Letter, that such information is required to be listed in the Company Disclosure Letter or the Parent Disclosure Letter or that such items are material to the Company, Parent or Purchaser, as the case may be. The headings, if any, of the individual sections of each of the Company Disclosure Letter and the Parent Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and the Parent Disclosure Letter are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or the Parent Disclosure Letter as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or the Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto (but only to the extent an exception to a particular representation or warranty in one section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, is disclosed in such a way as to make its relevance to such other representation or warranty reasonably apparent).

     (c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement, the Parent Disclosure Letter or in the Company Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgement of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

     SECTION 8.6 HEADINGS; SCHEDULES. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Disclosure of any matter pursuant to any Section of the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

     SECTION 8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

     SECTION 8.8 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings (written and oral), among the parties with respect to the subject matter of this Agreement.

     SECTION 8.9 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void,


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unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     SECTION 8.10 GOVERNING LAW; JURISDICTION. This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each of the parties hereto hereby agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such court), and the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person's respective address set forth in Section 8.4 shall be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final, non-appealable judgment in any such claim, suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

     SECTION 8.11 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that each of Parent and Purchaser may assign this Agreement to any of its Subsidiaries, or to any lender to each of Parent and Purchaser or any Subsidiary or affiliate thereof as security for obligations to such lender, and provided, further, that no assignment to any such lender shall in any way affect Parent's or Purchaser's obligations or liabilities under this Agreement.

     SECTION 8.12 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their permitted assignees, and (other than Sections 5.8, 5.11 and 8.11) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party to this Agreement (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party to this Agreement, nor any director, officer, employee, representative, agent or other controlling Person of each of the parties to this Agreement and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

     SECTION 8.13 SPECIFIC PERFORMANCE. The parties to this Agreement agree that irreparable damage would occur in the event that any provision of this Agreement was not performed by Company in accordance with the terms of this Agreement and that Parent and Purchaser shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at Law or equity.


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     SECTION 8.14 DEFINITIONS. The following terms have the following definitions:

     "Acceptable Confidentiality Agreement" means, with respect to the Company or Parent, an agreement that imposes obligations and restrictions on the counterparty thereto which are substantially similar to the terms that are binding on the other party to this Agreement, as applicable, under the Confidentiality Agreement.

     "Acquisition Agreement" has the meaning given such term in Section 5.3(a) of this Agreement.

     "Acquisition Proposal" has the meaning given such term in Section 5.3(e) of this Agreement.

     "Advisers Act" has the meaning given such term in Section 3.22 of this Agreement.

     "Affiliated Group" has the meaning given such term in Section 3.26 of this Agreement.

     "Aggregate Merger Consideration" means the aggregate Merger Consideration for all shares of Company Common Stock.

     "Agreement" has the meaning given such term in the Preamble of this Agreement.

     "Antitrust Division" has the meaning given such term in Section 5.5(b) of this Agreement.

     "Assumed Option" has the meaning given such term in Section 1.8(a) of this Agreement.

     "Assumed Performance Award" has the meaning given to such term in Section 1.8(c) of this Agreement.

     "Benefit Plan" means any employee benefit plan, program, policy, practice, agreement, contract or other arrangement, whether or not written, including any "employee welfare benefit plan" within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment or severance agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program, policy, practice, agreement, contract or other arrangement.

     "Business Day" means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of Texas.

     "Cash Consideration" means an amount of cash equal to $9.00 per share of Company Common Stock.

     "Certificate" has the meaning given such term in Section 1.7(b) of this Agreement.

     "Certificate of Merger" has the meaning given such term in Section 1.2 of this Agreement.


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     "Certificate of Upstream Merger" has the meaning given such term in Section
1.3 of this Agreement.

     "Closing" has the meaning given such term in Section 1.4 of this Agreement.

     "Closing Date" has the meaning given such term in Section 1.4 of this Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning given to it in the Preamble of this Agreement.

     "Company Adverse Recommendation Change" has the meaning given such term in
Section 5.3(b) of this Agreement.

     "Company Assets" means all of the properties and assets (real, personal or mixed, tangible or intangible) of the Company and its Subsidiaries.

     "Company Balance Sheet" has the meaning given such term in Section 3.13(a) of this Agreement.

     "Company Board" has the meaning given such term in Section 3.3(a) of this Agreement.

     "Company Capital Stock" means the Company Common Stock and the Company Preferred Stock.

     "Company Common Stock" has the meaning given such term in Section 3.2(a) of this Agreement.

     "Company Consolidated Group" means any affiliated group within the meaning of Section 1504(a) of the Code, in which the Company (or any Subsidiary of the Company) is or has ever been a member or any group of corporations with which Company files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate Tax return.

     "Company Credit Agreement" means that certain Second Amended and Restated Credit Agreement dated as of November 18, 2003, as amended, by and among the Company, the lenders from time to time party thereto, Bank of Montreal, as Agent and Collateral Agent, and BNP Paribas, as Documentation Agent.

     "Company Disclosure Letter" has the meaning given such term in Article 3 of this Agreement.

     "Company Employee Stock Purchase Plan" means 1988 KCS Group, Inc. Employee Stock Purchase Program, as amended.

     "Company Financial Statements" has the meaning given such term in Section 3.5(b) of this Agreement.


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     "Company Indenture" means that certain Indenture, dated as of April 1,
2004, as supplemented, among the Company, certain of its Subsidiaries and U.S. Bank, National Association.

     "Company Leased Real Property" means all interests in real property pursuant to the Company Leases other than the Company Oil and Gas Properties and other oil, gas and mineral rights of the Company and its Subsidiaries.

     "Company Leases" means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Company or any of its Subsidiaries is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein other than such leases, subleases, licenses and use or occupancy agreements relating to the Company Oil and Gas Properties and other oil, gas and mineral rights of the Company and its Subsidiaries.

     "Company Material Contract" has the meaning given such term in Section 3.12(a) of this Agreement.

     "Company Notice" has the meaning given such term in Section 5.3(b) of this Agreement.

     "Company Oil and Gas Properties" means, with respect to Company or any of its Subsidiaries, all of the Company's or any of its Subsidiaries' right, title and interest in, to and under, or derived from oil and gas leases and rights, Wells and Units, including all land, facilities, platforms, pipelines, gathering systems, saltwater disposal systems, plants, easements, rights-of-way, surface leases, surface use agreements, personal property and equipment, Contracts and information pertaining or relating thereto.

     "Company Option" has the meaning given such term in Section 1.8(a) of this Agreement.

     "Company Option Plans" has the meaning given such term in Section 1.8(a) of this Agreement.

     "Company Owned Real Property" means the material real property and interests in real property owned by the Company and its Subsidiaries other than the Company Oil and Gas Properties.

     "Company Permits" has the meaning given such term in Section 3.10(c) of this Agreement.

     "Company Plans" has the meaning given such term in Section 3.9 of this Agreement.

     "Company Preferred Stock" has the meaning given such term in Section 3.2(a) of this Agreement.

     "Company Real Property" means the Company Owned Real Property and the Company Leased Real Property.

     "Company Required Vote" has the meaning given such term in Section 3.24 of this Agreement.


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     "Company Reserve Report" has the meaning given such term in Section 3.21(a)
of this Agreement.

     "Company SEC Documents" has the meaning given such term in Section 3.5(a) of this Agreement.

     "Company Severance Policy" has the meaning given such term in Section 5.11(b).

     "Company Special Meeting" has the meaning given such term in Section 5.6(c) of this Agreement.

     "Company Stock Award" has the meaning given such term in Section 1.8(b) of this Agreement.

     "Competition Laws" means Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and includes the HSR Act.

     "Confidentiality Agreement" has the meaning given such term in Section 5.4(c) of this Agreement.

     "Cut-off Time" has the meaning given such term in Section 3.2(a) of this Agreement.

     "Defensible Title" means that title of Company or Parent (or their respective Subsidiaries), as the case may be, which:

     (a) entitles the Company or Parent (or their respective Subsidiaries), as the case may be, to receive a percentage of the Hydrocarbons produced, saved and marketed from any oil, gas and mineral lease, Unit or Well throughout the duration of the productive life of such lease, Unit or Well, which is not less than the "net revenue interest" shown on the Company Reserve Report or the Parent Reserve Report, as the case may be, for such lease, Unit or Well, except for decreases in connection with those operations in which the Company or Parent (or their respective Subsidiaries), as applicable, may be or hereafter become a non-consenting co-owner;

     (b) obligates the Company or Parent (or their respective Subsidiaries), as the case may be, to bear a percentage of the costs and expenses associated with the ownership, operation, maintenance and repair of any oil, gas and mineral lease, Unit or Well which is not greater than the "working interest" shown on the Company Reserve Report or the Parent Reserve Report, as the case may be, with respect to such lease, Unit or Well, without increase throughout the life of such lease, Unit or Well other than (i) increases accompanied by at least a proportionate interest in the net revenue interest, (ii) increases reflected in the applicable Reserve Report, and (iii) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements that are accompanied by at least a proportionate increase in the net revenue interest; and

     (c) is free and clear of Liens, other than Permitted Liens.


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     "Derivative Transaction" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

     "DGCL" has the meaning given such term in the Recitals of this Agreement.

     "Dissenting Share" has the meaning given such term in Section 1.9 of this Agreement.

     "Effective Time" has the meaning given such term in Section 1.2 of this Agreement.

     "Eligible Employee" means any employee of the Company at the Effective Time who is not a party to an employment or change of control agreement with the Company or one of its Subsidiaries.

     "Employment and Withholding Taxes" means any federal, state, local, foreign or other employment, unemployment, insurance, social security, disability, workers' compensation, payroll, health care or other similar Tax and all Taxes required to be withheld by or on behalf of each of the Company and any of its Subsidiaries or the Parent or any of its Subsidiaries, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party, in each case, on or in respect of the business or assets thereof.

     "Environmental Claim" means any claim, demand, suit, action, cause of action, proceeding, investigation or notice to the Company or any of its Subsidiaries by any Person or entity alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (i) the presence, or Release into the environment, of any Hazardous Substance (as hereinafter defined) at any location, whether or not owned, leased, operated or used by the Company or its Subsidiaries, or the Parent or any of its Subsidiaries, as the case may be, (ii) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

     "Environmental Laws" means all Laws, including common law, relating to pollution, cleanup, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources) or to the protection of flora or fauna or their habitat or to human or public health or safety, including (i) Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act and the Resource Conservation and


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Recovery Act, and (ii) the Occupational Safety and Health Act, in each case as in effect as of the Effective Time.

     "ERISA" has the meaning given such term in Section 3.9(a) of this Agreement.

     "ERISA Affiliate" has the meaning given such term in Section 3.9(a) of this Agreement.

     "Exchange Act" has the meaning given such term in Section 3.5(a) of this Agreement.

     "Exchange Agent" has the meaning given such term in Section 2.1(a) of this Agreement.

     "Exchange Fund" has the meaning given such term in Section 2.1(a) of this Agreement.

     "Exchange Ratio" has the meaning given such term in Section 1.7(a) of this Agreement.

     "FTC" has the meaning given such term in Section 5.5(b) of this Agreement.

     "GAAP" has the meaning given such term in Section 3.5(b) of this Agreement.

     "Governmental Entity" has the meaning given such term in Section 3.4(b) of this Agreement.

     "Harris Nesbitt" has the meaning given such term in Section 4.26 of this Agreement.

     "Hazardous Substance" means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, chlorides, radon gas or related materials or lead or lead-based paint or materials, (iii) any substance, material or waste that requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as hazardous, toxic or otherwise dangerous under any Environmental Laws or (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous.

     "HSR Act" has the meaning given such term in Section 3.4(b) of this Agreement.

     "Hydrocarbons" has the meaning given such term in Section 3.4(a) of this Agreement.

     "Hydrocarbon Contracts" has the meaning given such term in Section 3.4(a) of this Agreement.

     "Indebtedness" shall mean, as to any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

     (a) all obligations of such Person for borrowed money, including all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;


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     (b) all direct or contingent obligations of such Person to reimburse any letter of credit issuer in respect of amounts paid under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties and similar instruments;

     (c) all indebtedness arising or created under any conditional sale agreement or title retention agreement relating to any Property acquired by such Person (even through the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property);

     (d) all obligations of such Person to pay the deferred purchase price of property or services, other than (i) accounts payable arising in the ordinary course of business; (ii) accounts payable that are being contested in good faith; and (iii) any obligations included in that certain entry or entries in the Person's financial records representing revenue suspense accounts;

     (e) capitalized lease liabilities;

     (f) obligations of such Person under any lease which is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a "synthetic lease");

     (g) all contingent obligations of such Person in respect of any of the foregoing.

     "Indemnified Parties" has the meaning given such term in Section 5.8(a) of this Agreement.

     "Integrated Transaction" has the meaning given such term in the Recitals of this Agreement.

     "Intellectual Property" has the meaning given such term in Section 3.11(a) of this Agreement.

     "Investigation" has the meaning given such term in Section 5.4(b) of this Agreement.

     "Investment Company Act" has the meaning given such term in Section 3.22 of this Agreement.

     "Knowledge" means, with respect to the Company, the actual knowledge of the individuals listed in Section 3.17(e) of the Company Disclosure Letter, and (ii) with respect to Parent, the actual knowledge of the individuals listed in
Section 4.17(e) of the Parent Disclosure Letter.

     "Laws" has the meaning given such term in Section 3.4(a) of this Agreement.

     "Liens" means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.


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     "Litigation" means any action, claim, suit, proceeding, audit, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in law or in equity, by or before any Governmental Entity or arbitrator (including worker's compensation claims).

     "Material Adverse Effect" means, with respect to Parent or the Company, as the case may be, (i) a material adverse effect on the business, results of operations, financial condition, prospects of such party and its Subsidiaries taken as a whole or (ii) any change or effect that prevents or materially impedes or delays the consummation by such party of the Merger and the other transactions contemplated hereby; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) changes and effects attributable to changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes and effects attributable to or resulting from changes in general industry conditions in the oil and gas exploration, development and production industry or general economic conditions, including changes in commodity prices, except, in each case, to the extent any such changes or effects disproportionately affect such party in comparison to other companies in the same industry and (C) changes and effects attributable to the announcement or pendency of this Agreement or the Merger.

     "Merger" has the meaning given such term in the Recitals of this Agreement.

     "Merger Consideration" has the meaning given such term in Section 1.7(a) of this Agreement.

     "Nasdaq" means Nasdaq National Market.

     "Non-Solicitation Agreements" has the meaning set forth in the Recitals of this Agreement.

     "NYSE" means the New York Stock Exchange.

     "Parent" has the meaning given such term in the Preamble of this Agreement.

     "Parent Assets" means all of the properties and assets (real, personal or mixed, tangible or intangible) of Parent and its Subsidiaries.

     "Parent Balance Sheet" has the meaning given such term in Section 4.13(a) of this Agreement.

     "Parent Board" shall mean the Board of Directors of Parent.

     "Parent Common Stock" has the meaning given such term in Section 4.2(a) of this Agreement.

     "Parent Consolidated Group" means any affiliated group within the meaning of Section 1504(a) of the Code, in which Parent (or any Subsidiary of Parent) is or has ever been a member or any group of corporations with which Parent files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate Tax return.


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     "Parent Credit Agreements" means that certain Amended and Restated Senior
Revolving Credit Agreement dated July 28, 2005, among Petrohawk Energy Corporation, each of the Lenders from time to time party thereto, BNP Paribas as administrative agent for the Lenders, Bank of America, N.A., as syndication agent for the Lenders, and JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as co-documentation agents for the Lenders as amended by the First Amendment to Amended and Restated Senior Revolving Credit Agreement among Petrohawk Energy Corporation and BNP Paribas, et al., dated as of November 16 2005, and Second Amendment to Amended and Restated Senior Revolving Credit Agreement among Petrohawk Energy Corporation and BNP Paribas, et al., effective as of January 27, 2006; and that certain Amended and Restated Second Lien Term Loan Agreement dated July 28, 2005, among Petrohawk Energy Corporation, as Borrower, and BNP Paribas, as Administrative Agent, and the lenders party thereto, as amended by the First Amendment to Amended and Restated Second Lien Term Loan Agreement among Petrohawk Energy Corporation and BNP Paribas, et al., dated as of November 16, 2005, and Second Amendment to Amended and Restated Second Lien Term Loan Agreement among Petrohawk Energy Corporation and BNP Paribas, et al., effective as of January 27, 2006.

     "Parent Disclosure Letter" has the meaning given such term in Article 4 of this Agreement.

     "Parent ERISA Affiliate" has the meaning given such term in Section 4.9(a) of this Agreement.

     "Parent Financial Statements" has the meaning given such term in Section 4.5(b) of this Agreement.

     "Parent Indenture" means the Indenture dated as of April 8, 2004, among Mission Resources Corporation, the Guarantors named therein and The Bank of New York, as Trustee, relating to Petrohawk Energy Corporation's 9 7/8 % Senior Notes due 2011, as amended by the First Supplemental Indenture dated as of July 28, 2005, among Petrohawk Energy Corporation, the successor by way of merger to Mission Resources Corporation, the parties named therein as Existing Subsidiary Guarantors, the parties named therein as Additional Subsidiary Guarantors, and The Bank of New York Trust Company, N.A., as successor trustee to The Bank of New York.

     "Parent Leased Real Property" means all interests in real property pursuant to the Parent Leases other than the Parent Oil and Gas Properties and other oil, gas and mineral rights of Parent and its Subsidiaries.

     "Parent Leases" means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Parent or any of its Subsidiaries is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein other than such leases, subleases, licenses and use or occupancy agreements relating to the Parent Oil and Gas Properties and other oil, gas and mineral rights of Parent and its Subsidiaries.

     "Parent Material Contract" has the meaning given such term in Section 4.12(a) of this Agreement.


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     "Parent Oil and Gas Properties" means, with respect to Parent or any of its
Subsidiaries, all of Parent's or any of its Subsidiaries' right, title and interest in, to and under, or derived from oil and gas leases and rights, Wells and Units, including all land, facilities, platforms, pipelines, gathering systems, salt water disposal systems, plants, easements, rights-of-way, surface leases, surface use agreements, personal property and equipment, Contracts and information pertaining or relating thereto.

     "Parent Owned Real Property" means the material real property and interests in real property owned by Parent and its Subsidiaries other than the Parent Oil and Gas Properties.

     "Parent Permits" has the meaning given such term in Section 4.10(c) of this Agreement.

     "Parent Plans" has the meaning given such term in Section 4.9(a) of this Agreement.

     "Parent Preferred Stock" has the meaning given such term in Section 4.2(a) of this Agreement.

     "Parent Proposal" has the meaning given such term in Section 4.24 of this Agreement.

     "Parent Real Property" means the Parent Owned Real Property and the Parent Leased Real Property.

     "Parent Reserve Report" has the meaning given such term in Section 4.21(a) of this Agreement.

     "Parent SEC Documents" has the meaning given such term in Section 4.5(a) of this Agreement.

     "Parent SPD" has the meaning given such term in Section 4.9(b) of this Agreement.

     "Parent Stock Options" has the meaning given such term in Section 4.2(a) of this Agreement.

     "Parent Stockholders' Meeting" has the meaning given such term in Section 5.6(d) of this Agreement.

     "PBGC" means Pension Benefit Guaranty Corporation.

     "Per Share Cash Consideration" has the meaning given such term in Section 1.7(a) of this Agreement.

     "Per Share Stock Consideration" has the meaning given such term in Section 1.7(a) of this Agreement.

     "Performance Stock Award" has the meaning given such term in Section 1.8(c) of this Agreement.


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

     "Permit" means any permit, license, waiver, concession, grant, registration, variance, exemption, authorization, operating certificate, franchise, order or approval issued by any Governmental Entity.

     "Permitted Liens" means

          (i) Liens reserved against or identified in the Company SEC Documents or the Company Balance Sheet or the Parent Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto,

          (ii) Liens for Taxes not yet due and payable or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor,

          (iii) Liens in connection with workers' compensation, unemployment insurance or other social security (other than Liens created by Section 302(f) or Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

          (iv) Liens in favor of Governmental Entities, vendors, carriers, warehousemen, repairmen, mechanics, workmen, and materialmen, and construction or similar Liens arising by operation of law (including Liens securing statutory or regulatory obligations) in the ordinary course of business in respect of obligations that are not overdue by more than thirty days or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

          (v) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

          (vi) Liens under production sales agreements, division orders, operating agreements, unitization and pooling orders, and other agreements customary in the oil and gas business for processing, producing, transporting, marketing, and exchanging produced Hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver Hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery;

          (vii) easements, rights of way, restrictions, encumbrances and minor defects in the chain of title which are customarily accepted in the oil and gas industry, none of which materially detract from the value or use of the property to which they apply;

          (viii) judgment Liens arising by operation of law or as the result of the abstracting of a judgment or similar action under the laws of any jurisdiction, in respect of judgments that are not final and non-appealable judgments, so long as any appropriate


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

     legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

          (ix) with respect to the Company, a Lien on a deposit account containing no more than $2.0 million plus accrued interest thereon for the benefit of Newhall Land and Farming Company pursuant to the Settlement Agreement and Release of Certain Claims effective June 30, 2003, by and among Medallion California Properties Company and the other parties named therein and (ii) Liens granted or arising pursuant to the Company or Parent Credit Agreement;

          (x) Liens incurred in the ordinary course of business covering deposit or securities accounts in favor of the depository institution or securities intermediary holding such accounts and arising in connection with obligations of the depositor arising from any such accounts;

          (xi) Liens arising in connection with capitalized lease liabilities or securing purchase money Indebtedness; provided, however, that (A) no such Lien shall extend to or cover any other property, and (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 80% of the fair market value or the cost of the property so held or acquired;

          (xi) deposits and pledges of cash securing (i) the payment or performance of bids, tenders, leases, contracts (other than for the payment of Indebtedness) and statutory or regulatory obligations or (ii) obligations on surety or appeal bonds, performance and return of money bonds and similar obligations (in each case other than for payment of Indebtedness) but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business or secure obligations not past due;

          (xii) precautionary UCC financing statement filings regarding operating leases;

          (xii) statutory and common law landlords' liens;

          (xiii) statutory Liens in favor of lessors under leases of Oil and Gas Properties securing obligations not past due to pay royalties; and

     "Person" means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity.

     "Petrie Parkman" has the meaning given such term in Section 4.25(b) of this Agreement.

     "Property Information" means a list of all the properties subject to
Section 5.15 hereof together with a copy of the purchase and sale agreement, and any and all other acquisition documentation applicable to such acquisition and all information in the possession or reviewed by the other party hereto or its Affiliates, representatives or agents in connection with each such properties.

     "Proxy Statement" has the meaning given such term in Section 5.6(a) of this Agreement.


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

     "Purchaser" has the meaning given such term in the Preamble of this Agreement.

     "Reference Date" has the meaning given such term in Section 4.2(a) of this Agreement.

     "Related Person" has the meaning given such term in Section 3.26 of this Agreement.

     "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration or placing into, through or upon the environment, including any land, soil, surface water, ground water or air.

     "Required Parent Vote" has the meaning given such term in Section 4.24 of this Agreement.

     "Return" means any return, estimated Tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "S-4" has the meaning given such term in Section 3.4(b) of this Agreement.

     "SEC" means the U.S. Securities and Exchange Commission.

     "Second Effective Time" means the effective time of the Upstream Merger as set forth in the Upstream Merger Agreement.

     "Secretary of State" has the meaning given such term in Section 1.2 of this Agreement.

     "Securities Act" has the meaning given such term in Section 3.5(a) of this Agreement.

     "SOX" has the meaning given such term in Section 3.5(a) of this Agreement.

     "SPD" has the meaning given such term in Section 3.9(b) of this Agreement.

     "Specified Company SEC Documents" has the meaning given such term in
Section 3.6(a) of this Agreement.

     "Specified Parent SEC Documents" has the meaning given such term in Section 4.6(a) of this Agreement.

     "Star Program" means that certain Stock Appreciation Ranking Program adopted by the Company under its 2005 Employee and Director Stock Plan.

     "Stock Option Exchange Ratio" has the meaning given such term in Section 1.8(a) of this Agreement.

     "Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

     "Superior Proposal" has the meaning given such term in Section 5.3(e) of this Agreement.


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

     "Surviving Corporation" has the meaning given such term in Section 1.1 of this Agreement, provided, however, that upon the effectiveness of the Upstream Merger, Surviving Corporation means the Parent with respect to any provision of this Agreement that survives the Closing.

     "Tax" means (i) any federal, state, local, foreign or other tax, import, duty or other governmental charge or assessment or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax; (ii) any liability for the payment of any amounts described in clauses (i), (ii) or (iii) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor, successor or similar liability; and (iii) any liability for the payments of any amounts as a result of being a party to any Tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

     "Technology" has the meaning given such term in Section 3.11(a) of this Agreement.

     "Termination Date" has the meaning given such term in Section 7.1(b) of this Agreement.

     "Termination Fee" has the meaning given such term in Section 8.1(b) of this Agreement.

     "Total Stock Consideration" means the aggregate Per Share Stock Consideration for all the shares of Company Common Stock.

     "Treasury Regulations" means the regulations promulgated by the United States Treasury Department under the Code.

     "Unit" means the area covered by a unitization, communitization or pooling agreement or order.

     "Upstream Merger" shall have the meaning given such term in the Recitals of this Agreement.

     "Upstream Merger Agreement" shall mean the agreement and plan of merger between the Surviving Corporation and Parent regarding the Upstream Merger.

     "Well" means a well for the purpose of discovering or producing Hydrocarbons or disposing of fluids produced in connection with the production of Hydrocarbons.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        PETROHAWK ENERGY CORPORATION


                                        By: /s/ Floyd C. Wilson
                                            ------------------------------------
                                        Name: Floyd C. Wilson
                                        Title: Chairman, President and Chief
                                               Executive Officer


                                        HAWK NEST CORPORATION


                                        By: /s/ Floyd C. Wilson
                                            ------------------------------------
                                        Name: Floyd C. Wilson
                                        Title: Chairman, President and Chief
                                               Executive Officer


                                        KCS ENERGY, INC.


                                        By: /s/ James W. Christmas
                                            ------------------------------------
                                        Name: James W. Christmas
                                        Title: Chairman and Chief Executive
                                               Officer


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